UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K/A
CURRENT REPORT
(Amendment No. 2)

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 21, 2011

AMERICAN SMOOTH WAVE VENTURES, INC.
(Exact name of registrant as specified in its charter)

IOWA
(State or other jurisdiction of incorporation)

001-34715	26-3036101
(Commission File Number)	(IRS Employer Identification No.)

 Jiangtou Industrial Zone, Chendai Town
Jinjiang City, Fujian Province 362211 People’s Republic of China

(Address of principal executive offices and zip code)

+86 0595-85196329

(Registrant’s telephone number, including area code)

73726 Alessandro Dr. Suite 103
Palm Desert, CA 92260

(Registrant’s former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

i

Item 9.01 Financial Statements and Exhibits.

Explanatory Note

On January 21, 2011, American Smooth Wave Ventures, Inc. (“ASWV”) acquired all of the equity interests of Ailibao International Investment Limited, a British Virgin Islands corporation (“Ailibao”) and filed a Current Report on Form 8-K (the “Original 8-K”) to report the acquisition. The Original 8-K contained audited financial information of Ailibao as of December 31, 2009 and 2008 and for each of the years in the three year period ended December 31, 2009.  This Amendment No. 1 to the Original 8-K includes (i) as Exhibit 99.1 the audited consolidated financial statements of Ailibao as of December 31, 2010 and 2009, and for each of the years in the three year period ended December 31, 2010, and the related notes thereto and (ii) other information that would be disclosed by Ailibao as if it were filing an Annual Report on Form 10-K with the Securities and Exchange Commission (the “SEC”) with respect to its fiscal year ended December 31, 2010.

Introductory Note

Except as otherwise indicated by the context, references in this Current Report on 8-K/A (this “Form 8-K/A”) to the “Company,” “Ailibao,” “we,” “us” or “our” are references to the combined business of Ailibao International Investment Limited and its consolidated subsidiaries.  References to “China” or “PRC” are references to the People’s Republic of China.  References to “RMB” are to Renminbi, the legal currency of the PRC, and all references to “$” and dollar are to the U.S. dollar, the legal currency of the United States.

Special Note Regarding Forward-Looking Statements

This report contains forward-looking statements and information relating to Ailibao that are based on the beliefs of our management as well as assumptions made by and information currently available to us.  Such statements should not be unduly relied upon.  When used in this report, forward-looking statements include, but are not limited to, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and similar expressions, as well as statements regarding new and existing products, technologies and opportunities, statements regarding market and industry segment growth and demand and acceptance of new and existing products, any projections of sales, earnings, revenue, margins or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements regarding future economic conditions or performance, uncertainties related to conducting business in the PRC, any statements of belief or intention, and any statements or assumptions underlying any of the foregoing.  These statements reflect our current view concerning future events and are subject to risks, uncertainties and assumptions.  There are important factors that could cause actual results to vary materially from those described in this report as anticipated, estimated or expected, including, but not limited to: competition in the industry in which we operate and the impact of such competition on pricing, revenues and margins, volatility in the securities market due to the general economic downturn; SEC regulations which affect trading in the securities of “penny stocks,” and other risks and uncertainties.  Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward- looking statements, even if new information becomes available in the future.  Depending on the market for our stock and other conditional tests, a specific safe harbor under the Private Securities Litigation Reform Act of 1995 may be available.  Notwithstanding the above, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act expressly state that the safe harbor for forward-looking statements does not apply to companies that issue penny stock.  Because we may from time to time be considered to be an issuer of penny stock, the safe harbor for forward-looking statements may not apply to us at certain times.

PART I

ITEM 1.	BUSINESS.

Description of Business

We design, manufacture and sell “Ailibao” branded footwear and design related apparel in the PRC.   Ailibao Shoes was formed in 1983 as a “collective-owned enterprise” under the name Jinjiang Chendai Jiangtou Leather Factory and reorganized into a limited liability company in 1998 under the name Ailibao Shoes based in Jinjiang city, Fujian province, PRC.  Our Ailibao footwear line is focused on athletic shoes for casual dress and sporting activities including basketball, soccer, tennis, skateboarding, running, and hiking.   Ailibao-branded apparel products include Ailibao sports suits, shirts, caps, athletic bags and related accessories.

Our business strategy is to offer a wide range of Ailibao-branded products at prices that are competitive in our market. While China has become the second largest global economy, 2009 annual urban disposable income per capita was just Renminbi (“RMB”) 17,175 (National Bureau of Statistics of China). We sell at lower prices than international brands, while offering several comparable models as well as various unique styles.  In 2010, the average retail price for a pair of our shoes was RMB 180.

We currently offer a wide line of sports footwear and sports-related apparel, which consisted of 80% and 20% of our sales in 2010, respectively. Our brand is focused on teens and young adults and our brand’s slogan is “street-fashion-life.”  Our most popular style is “hip hop,” which accounted for over 73% of our footwear sales in 2010.  We sell our products to regional distributors that currently supply 1,237 retail stores, 337 of which are Ailibao-branded franchise retailers. We do not receive franchise fees from these retailers.

We seek to increase our sales primarily by developing appealing new Ailibao products and by helping our distributors to attract new retailers in their territories. We also offer start-up incentives and store design support to retailers that open Ailibao-branded franchise stores. Such stores use Ailibao signage and carry our products exclusively. In addition to focusing solely on our products, Ailibao branded franchise stores provide us with “built-in” advertising and brand promotion in local neighborhoods.

From January 2007 through December 31, 2010, we have grown our sales at an annual average rate of over 25%.  From January 2006 to December 31, 2010, the number of franchise locations grew from 544 stores to 1,237 stores.  Our current manufacturing facilities have three production lines with an annual production capacity of approximately 3.5 million pairs of shoes. For 2010 shoe production, we manufactured approximately 3,561,566 million pairs in-house and used subcontract manufacturers for approximately 6,004,538 million pairs.  All of our apparel is produced using subcontract manufacturers.

Company Background

Our History and Corporate Structure

Prior to January 21, 2011, we were a privately-held company.  On January 21, 2011, pursuant to an agreement and plan of reorganization (the “Exchange Agreement”) by and among ASWV, Ailibao and the holders of all outstanding shares of Ailibao (the “Ailibao Shareholders”), ASWV acquired all of the outstanding shares of Ailibao (the “Ailibao Shares”) from the Ailibao Shareholders, and the Ailibao Shareholders transferred all of the Ailibao Shares to ASWV. In exchange, ASWV issued to the Ailibao Shareholders, 317,409,000 shares of common stock of  and to the introducing party, 6,826,000 shares of common stock, totaling 95% of the shares of common stock of ASWV issued and outstanding after January 21, 2011 (the “Share Exchange”).

Ailibao is a British Virgin Islands company that was incorporated on June 8, 2010 and acts as a holding company and its sole asset is the shares of Ailibao (Fujian) Marketing Management Company Limited,  (“Ailibao Marketing”), a wholly foreign-owned enterprise in the PRC.   Ailibao Marketing has series of control agreements with Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd., a PRC company (“Ailibao Shoes”) that was formed in 1998.  Ailibao Shoes is principally engaged in the design, production and sale of Ailibao-branded shoes and sportswear.  As Ailibao Marketing has contractual control of Ailibao Shoes as well all rights to the economic benefit (including any profits and dividends) of Ailibao Shoes, Ailibao Shoes is considered a Variable Interest Entity (“VIE”) under applicable accounting principles.  In this report, the terms “we,” “us,” and the “Company” are used interchangeably and refer to our US corporate parent company, all of our subsidiaries and the VIE company on a combined basis.

Our wholly owned subsidiary, Ailibao Marketing, has entered into a series of contractual arrangements with Ailibao Shoes and their respective shareholders, which enable us to:

•	exercise effective control over the business management and shareholder voting rights of Ailibao Shoes;

•	receive substantially all of the economic benefits of Ailibao Shoes through service fees in consideration for the business consulting services provided by Ailibao Marketing; and

•	have an exclusive option to purchase all of the equity interests in Ailibao Shoes and when and to the extent permitted under PRC laws.

We do not have an equity interest in Ailibao Shoes.  However, as a result of these contractual arrangements, we are considered the primary economic beneficiary of Ailibao Shoes and we treat it as our consolidated affiliated entity under the generally accepted accounting principles in the United States, or U.S. GAAP. We have consolidated the financial results of its company in our consolidated financial statements in accordance with U.S. GAAP for the three years ended December 31, 2008, 2009 and 2010. For a description of these contractual arrangements, see “Corporate Structure.”

The following is a summary of the currently effective contracts among our subsidiary Ailibao Marketing, our consolidated affiliated entities Ailibao Shoes and the respective shareholders of Ailibao Shoes.

Business Operations Agreement

Pursuant to the business operations agreement dated November 18, 2010 among Ailibao Marketing, Ailibao Shoes and Baojian Ding, Baofu Ding and Changming Ding, the shareholders of Ailibao Shoes (the “Business Operations Agreement”), Ailibao Shoes must appoint the persons designated by Ailibao Marketing to be its executive director or directors, general manager, chief financial officer and any other senior officers. Ailibao Shoes agrees to accept the proposals provided by Ailibao Marketing from time to time relating to employment decisions, daily business operations and financial management. Without Ailibao Marketing’s prior written consent, Ailibao Shoes shall not conduct any transaction which may materially affect its assets, obligations, rights or operations, including but not limited to, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party, or transfer of any rights or obligations under this agreements to a third party. The term of this agreement shall survive until Ailibao Marketing is dissolved according the laws of the PRC.  Ailibao Marketing may terminate the agreement at any time by providing 30 days’ advance written notice to Ailibao Shoes and to each of its shareholders. Neither Ailibao Shoes nor any of its shareholders may terminate this agreement.

Share Pledge Agreement

Pursuant to the share pledge agreement dated November 18, 2010 among Ailibao Marketing and Baojian Ding, Baofu Ding and Changming Ding, the shareholders of Ailibao Shoes (the “Share Pledge Agreement”), the shareholders of Ailibao Shoes pledge all of their equity interest in Ailibao Shoes to Ailibao Marketing, to guarantee Ailibao Shoes and its shareholders’ performance of their obligations under, where applicable, the Exclusive Business Consultation and Services Agreement (defined below), the Business Operation Agreement, the Option Agreements (defined below) and the Intellectual Property License Agreement (defined below). If Ailibao Shoes and/or any of its shareholders breach their contractual obligations under these agreements, Ailibao Marketing, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. Without Ailibao Marketing’s prior written consent, the shareholders of Ailibao Shoes may not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice Ailibao Marketing’s interests. During the term of the Share Pledge Agreement, Ailibao Marketing is entitled to receive all of the dividends and profits paid on the pledged equity interests. The equity interest pledge expires on the earlier of (i) the date on which Ailibao Shoes and its shareholders have fully performed their obligations under the Exclusive Business Consultation and Services Agreement, the Business Operation Agreement, the Option Agreement and Intellectual Property License Agreement; or (ii) Ailibao Marketing enforces the pledge pursuant to the terms and conditions under this agreement, to fully satisfy its rights under such agreements.

Power of Attorney

Pursuant to a power of attorney dated November 18, 2010 (the “Power of Attorney”), each of Baojian Ding, Baofu Ding and Changming Ding, the shareholders of Ailibao Shoes, irrevocably appointed, Mrs. Lam Mei Ying, the person designated by Ailibao Marketing, as their attorney-in-fact to vote on their behalf on all matters of Ailibao Shoes requiring shareholder approval under PRC laws and regulations. The Power of Attorney is valid so long as the principals are shareholders of Ailibao Shoes.

Exclusive Business and Consulting Services Agreement

Pursuant to the exclusive business and consulting services agreement dated November 18, 2010 between Ailibao Marketing and Ailibao Shoes (the “Exclusive Business and Consulting Services Agreement”), Ailibao Marketing has exclusive right to provide consulting services relating to, among other things, marketing and brand building activities, business development strategy and financing strategy, and certain other business areas to Ailibao Shoes. Pursuant to the Exclusive Business and Consulting Services Agreement, Ailibao Shoes agreed to pay a service fee to Ailibao Marketing equal to 100% of the net profits of Ailibao Shoes, and Ailibao Marketing agreed not engage any third party for any of the consulting services provided under the agreement. In addition, Ailibao Marketing exclusively owns all intellectual property rights resulting from the performance of this agreement. The initial term of the agreement is ten years and is extendable indefinitely by Ailibao Marketing. Ailibao Marketing can terminate the agreement at any time by providing 30 days’ prior written notice, while Ailibao Shoes is not permitted to unilaterally terminate the agreement.

Intellectual Properties License Agreement

Pursuant to the intellectual properties license agreement dated November 18, 2010 between Ailibao Marketing and Ailibao Shoes (the “Intellectual Properties License Agreement”), Ailibao Shoes grants Ailibao Marketing a royalty-free right to use its intellectual property. The term of the Intellectual Properties License Agreement is ten years with automatic renewal for another ten years, unless Ailibao Marketing gives three months’ prior written notice of non-renewal.  Ailibao Marketing may terminate the agreement at any time by providing 30 days’ prior written notice.

Option Agreement

Pursuant to the option agreement dated November 18, 2010 among Ailibao Marketing and Baojian Ding, Baofu Ding and Changming Ding, the shareholders of Ailibao Shoes, the shareholders of Ailibao Shoes granted Ailibao Marketing or its designees an exclusive option to purchase, to the extent permitted under PRC law, all or part of their equity interest in Ailibao Shoes.  Ailibao Marketing or its designees have sole discretion to decide when to exercise the option, either in part or in full, and they are entitled to exercise the option an unlimited number of times until all of the equity interests have been acquired, and can freely transfer the option, in whole or in part to any third party. Without Ailibao Marketing’s consent, the shareholders of Ailibao Shoes may not transfer, donate, pledge, or otherwise dispose of their equity interest in Ailibao Shoes. The equity option agreement will remain in full force and effect until the earlier of the date on which all of the equity interest in Ailibao Shoes has been acquired by Ailibao Marketing or its designated representatives.

Our current corporate structure is set forth below:

The PRC’s Economic Outlook

The PRC has experienced stable and strong economic growth in recent years.  The PRC’s GDP has increased from RMB 18,493.7 billion to RMB 33,535.3 billion from 2005-2009, at a compound annual growth rate of approximately 16.04% (National Bureau of Statistics of China).  Both GDP and GDP per capita between 2005 and 2009 are shown below:

The PRC’s economic growth has led to the increase in urbanization. As a result, the PRC’s urban population has increased from 562 million in 2005 to 622 million in 2009.

 PRC Urban Population

Year	2005	2006	2007	2008	2009
Urban Population (in millions)	562	577	594	607	622
Total Population (in millions)	1,308	1,314	1,321	1,328	1,335
Urbanization Rate (%)	43.0	43.9	44.9	45.7	46.6

Source: National Bureau of Statistics of China

The disposable income per capita for urban residents in the PRC has increased also from RMB 10,493 in 2005 to RMB 17,175 in 2009, representing a compound annual growth rate of approximately 13.11%.

Rising incomes in the PRC have fueled the increase in the purchase of consumer goods. From 2005 to 2009, consumption of retail products in the PRC increased from RMB 6.72 trillion to RMB 12.53 trillion, representing a compound annual growth rate, or CAGR, of 16.85% (National Bureau of Statistics of China).

The PRC Sportswear Market

The PRC’s urbanization and increasing disposable incomes are key contributing factors to the growth of the PRC’s sportswear market.  From 2004 to 2008, the PRC’s sportswear market increased from approximately USD $3.3 billion (RMB 27.4 billion) to USD $9.8 billion (RMB 68.3 billion), accounting for a compound annual growth rate of 31.3% (Frost & Sullivan, as reported by CIMB Research). The PRC’s sportswear market is expected to reach RMB 200 billion by 2010 and RMB 297 billion in 2020, representing a CAGR of 15.7% (UBS Global Equity Research).

The PRC has the world’s largest population with approximately 1.3 billion people, yet its sportswear expenditure lags behind many developed nations.  The PRC’s 2008 sportswear expenditure per capita was only USD $7.4, whereas the United States’ was USD $232.8 (Frost & Sullivan, as reported by CIMB Research).

Total Sportswear Expenditure per Capita in 2008

Source: Frost & Sullivan, as reported by CIMB Research

Market Participants

China’s sportswear market consists of international and domestic brands.  Nike and Adidas are the international leading brands, accounting for 18.8% and 14.9% respectively of China’s sportswear market in 2008 (Frost & Sullivan).  China’s domestic brands can be divided into two different markets: premium brands such as Li Ning and mass market brands such as Anta, Erke, Xtep, 361° and Peak.

Competitive Strengths

Brand focused on Teens and Young Adults

We focus on developing in-demand styles for teenagers and young adults. We send our product designers to industry-recognized shoe fashion centers, and our designers observe market trends in the footwear industry to inspire our new product designs.  Our specialization in design allows us to produce product styles that are in high demand, which we believe allow us to capture a larger market share of mainstream Chinese teenagers and adults.

Affordable Pricing

Our products are typically priced lower than international and Chinese high-end brand names, while offering unique styling and comparable quality. Our pricing strategy is thus well suited for our core customer demographics in the PRC.

Strong Retail Sales Network

We have been able to expand our sales network coverage to 20 PRC provinces. The franchise store network includes street-level retail stores, in-mall retail stores, and in-department store sales booths and mixed sportswear retail stores.

Extensive Industry Experience

Our experience in the sports footwear industry has allowed us to manage our costs and to build strong distributor relationships. We have an experienced senior management team with an average of 17 years industry experience.  In addition to production expertise and cost control, our team is experienced at developing new designs and bringing them to finished products in a short time span.

Business Strategies

We have several strategies to continue growing our business.

Increase Ailibao-Branded Franchise Stores

We plan to continuously strengthen our sales network by expanding our retail presence to new areas within the PRC.  Based on feedback from distributors and our own market research, we have identified areas in northeastern and southwestern China as ideal markets for our products.  We plan to build our sales network in these regions, including lower- and middle-income areas of major cities such as Beijing, Shanghai, Guangzhou, and Shenzhen.  To accelerate such expansion, we intend to incentivize distributors and retailers by paying for a certain percentage of store construction expenses.

Promote our Brand Image through Company-Owned Retail Stores

We plan to open approximately 20 company-owned retail stores ourselves, which will generally serve to promote new products and unify our brand image.  These retail stores will be larger than our typical-sized franchise stores and will carry more products.  We also expect to generate higher profit margins on products sold at these store locations.   The actual number of company stores and their timing will depend on future fund raising.

New Product Development

We plan to dedicate more financial resources to new product development.  Expenditures will include both hiring more personnel to focus on shoe design and shoe fabric design, in addition to increasing the frequency of trips to worldwide shoe fashion centers.

Music, Film and TV star sponsorships

We plan to hire highly recognized and popular Chinese entertainers to sponsor and act as spokespersons for our products. We believe this marketing strategy will help strengthen our brand recognition on a national level, which can substantially improve our product acceptance, both at the distribution and retailing level. We believe our brand’s positioning as a lifestyle fashion brand gives us an advantage as music, film and TV stars cost much less to hire as shoe product sponsors than professional athletes.    The timing and extent of these sponsorships will depend on our future fund raising.

Products

Footwear

We have produced footwear since 1998.  In 2003, we transitioned from being a manufacturer of jogging shoes to our present position as a lifestyle footwear and apparel company.  Our footwear sales accounted for 80% of our sales for the fiscal year ended December 31, 2010 and approximately 16% of our shoe sales were in our “hip hop” category during that time. Our products are marketed using the “Ailibao” brand name and logo, as well as various related derivatives, and in August 25, 2006 our ““ trademark was recognized as “China’s Well-Known Trademark” by the Jiangxi Province Jiujiang City Court Intermediate People’s Court.  Our product line is represented by our promotional slogan “Street Fashion Life.” This slogan represents the categories of our footwear designs: street, fashion, and life.
•	Street refers to hip-hop and skateboard style
•	Fashion refers to metropolitan, fashion forward style; and
•	Life refers to leisure and sports style

Apparel and Accessories

Our apparel and accessories products accounted for approximately 20% of our sales for the 2010 fiscal year.  Our apparel and accessories includes T-shirts, sweaters, sports suits, jackets, bags, hats, and athletic accessories.

Product Development

Our product development team places great emphasis on the comfort and functionality of our products. We focus on two key categories to meet our customers’ high expectations: (i) new product styles and (ii) quality and value.

We spend significant time and energy making sure we have stylish product offerings that suit contemporary tastes for mainstream Chinese teens and young adults.   We also strive to make sure our shoes are durable and comfortable, so we work hard to shape our shoes to fit our average customers’ foot dimensions. We perform vigorous product testing to test our footwear’s ability to withstand everyday uses, while continuing to provide its users high comfort.

Production

Production Capacity

Our production facility has three production lines, with a current annual production capacity of approximately 3.5 million pairs of footwear. We are planning to develop a new plant on land adjacent to our current production facility with an anticipated combined area of 19,050 square meters. This new facility would add approximately 3.5 million pairs to our current capacity per year.   We also use outsourced manufacturers.  All of our apparel is made using outsource manufacturers.

Production Process:

Our production uses several steps that take place in sequential fashion:

1.	Raw materials procurement: We procure raw materials from long-standing suppliers. Our raw materials are comprised of natural and synthetic leather, nylon, rubber and plastics.
2.
Preparation and processing of raw materials:  Our quality control department inspects and tests the raw materials for processing. The quality control department also instructs and tests product parts supplied by our subcontractors.

3.	Sewing and stitching: Our footwear production department sews and stitches the walls of the shoe. These walls will be combined during assembly to create the shape of shoe.
4.	Shaping and assembly of soles: Our footwear production department produces the upper-soles and mid-soles of the footwear and assembles them together.
5.	Assembly: Our footwear production department assembles all unfinished footwear parts. The assembly process includes gluing the soles to the body of the shoe and pressing and drying the products.
6.	Quality Control: We put our finished footwear under quality control tests,that include visual inspections as well as testing and bending the products.
7.	Packaging: Our footwear is packaged according to customers’ orders and will be stored for a short period of time until shipped.

The order of our production process is depicted in the chart below:

Procurement of Raw Materials

In 2010, we purchased raw materials for our products from 130 different suppliers. We use high quality raw materials that meet our quality specifications and styles for our footwear.  The raw materials we procure include: natural and synthetic leather, nylon, rubber and plastics.  These products are the fundamental building blocks of our shoes.  Based on our current product designs, we will choose new and different styles of materials to procure for the manufacturing of our footwear. We purchase raw materials based on the order quantities we receive from our distributors.  We only purchase raw materials for in-house production.  For outsourced production, we select the raw materials for our subcontractors to purchase. We typically pay our vendors within 90 days after delivery.

Outsourcing

We outsourced approximately 64% of our footwear production in 2010 and all of our apparel and accessory production. We use ten different subcontractors. Our top five shoe subcontractors are Fujian Jinjian Wanlilai Shoes and Clothing Co., Ltd., Jinjian Haodeli Shoes and Clothing Development Co., Ltd., Quanzhou Sanle Sports Co., Ltd., Jinjiang Hui Kai Shoes Co., Ltd. and Quanzhou  Xinhao Shoes and Clothing Co., Ltd. , who are all located in Jinjiang, Fujian Province. Our subcontractors purchase their own raw materials, and we inspect the raw materials before production. We subcontract all of our apparel and accessory products.

Quality Control and Management

Our quality control efforts include testing on raw materials, R&D stage quality control, production process quality control and final goods quality control.  Our main objective is to control the quality throughout all phases of production for both our own facilities and the OEM subcontractors. Our management team has over 15 years of shoe manufacturing industry experience, which allows them to effectively control the quality of the goods we produce.  On August 9, 2008, we received ISO9001:2000, a certificate for quality management system certification issued by Guangdong Audit and Certification Centre of Quality System.

Raw Materials Quality Control

We select raw materials for specific product designs and use a machine to test for anti-yellowing, folding, abrasion, temperature resistance and stretch proof ability. We also choose the same specific materials for our subcontractors to use for manufacturing.  We also test the materials our subcontractors use for production to confirm that they meet our quality standards.

Design Prototypes Quality Control

During the design phase, we place great emphasis on material quality, especially the shoe soles. The sole material tests include folding, abrasion, cold-resistance and stretch-proofing.

Production Process Quality Control

We observe our staff during the assembly process to confirm they are properly assembling the footwear to our standards and address assembly problems on a case-by-case basis.

Finished Products Quality Control

We randomly select finished goods for quality control testing. Tests that we apply include but are not limited to the following: thermo stability test, anti-yellowing test, abrasion resistance test, hard fold test and stretch test.

Distributors

We sell our products to 11 regional distributors, who, in turn, supply retail outlets around the country. As of December 31, 2010, our top four distributors were located in Chengdu, Chongqing, Wuhan and Zhengzhou.  As of December 31, 2010, our distributors currently supply 1,237 retail outlets, in 20 provinces the PRC.   As of December 31, 2010, the highest retail store concentration is in Sichuan Province and Chongqing, where 473 retail stores carry our products.  We set sales targets for our distributors to increase sales on an annual basis. If our distributors meet our sales targets, we give them a percentage discount on the total order.

We assess the suitability of our distributors based on the following criteria:
•	relevant experience in the management and operation of sportswear retail stores;
•	creditworthiness, including a review of the latest three-month bank statements, cash flow and credit record;
•	ability to develop and operate a network of retail stores in its designated sales region;
•	ability to meet our sales targets; and
•	suitability of warehouse location and size.

Our distribution agreements are generally for a term of up to five years.  Our distributors seek to promote and develop more Ailibao franchise stores in their territories. To assist our distributors to increase the number of Ailibao franchise stores in their territory, we may provide certain funding assistance for decoration and store set-up costs for retailers that are interested to sell Ailibao on an exclusive basis.  The amount of decoration compensation is dependent on the location and size of the retail store.

While we may provide the Ailibao franchise store with design and merchandising support, we sell and ship to the distributors, who warehouse the product and supply the retail stores in their territory. The distributor has the direct financial and contractual relationship with the retail store.

Our distributor agreements do not prevent us from opening our own retail stores in any territory.    We have plans to open our own Ailibao flagship retail stores in China, to improve general Ailibao brand presence and to increase interest in Ailibao-Branded Franchise stores in neighboring areas (see “–Ailibao-Branded Franchise Stores” below).

Distributor Arrangements

Term and Exclusivity
•	Our typical distributor agreement has a 5-year term and requires that Ailibao is the only shoe brand our distributors carry.

Geographical
•	Our distributors are positioned in select geographical regions and are restricted to distribute our products within their designated areas.
Pricing
•	Our distributors should use our suggested price guidelines and are only allowed to discount a certain percentage based on level of consumption.
Support
•
We provide financial support to retail stores for in-store decorations.  All retail stores must have a uniform decorative style. The amount of decoration funds granted is determined by the location of the retail stores and the square meters of sales area.

All of our distributors undergo an intensive credit examination.  We provide credit to our distributors on case-by-case basis based on each distributors financial conditions. Distributors typically pay 30% in advance of orders and pay the balance 30 days after delivery of finished product. According to each distributor’s credit record and financial condition, we may extend credit terms up to 90 days.  We sometimes buy back unsold inventory from our distributors for a 20-60% discount.

Ailibao-Branded Franchise Stores

We approve the use of our name and logo to selected retailers that are willing to sell our shoes on an exclusive basis. We send management to candidate retail store locations to confirm that retail stores conform to our store layouts and general guidelines.  All new store locations are pre-approved by us. We also will provide staff training on selling our products and give initial assistance  on store operation guidelines.

To maintain consistency with our brand image for our retail stores we provide the following:
•	Blueprints and store design guidelines
•	Product and window display advertisements
•	General guidelines on store operation

As of December 31, 2010, 149 of our 1,237 franchise stores are owned and operated by our distributors, while 1,088 are owned and operated by unrelated third-party owners and none are owned by us.  All franchise stores are supplied with Ailibao merchandise by the distributor that serves their respective region.  We periodically send marketing staff to retail stores to perform market research and on-site inspections.  We also work with our distributors to monitor which models are trending well and which are not.  Based on market feedback, we make adjustments to our product range and segmentation.

Sales Fairs

We hold sales fairs to showcase prototype products to our distributors. We hold three sales fairs each year, in March, June and September.  Typically these sales fairs take place for 5 days, near our factory in Jinjiang city, Fujian province. We launch and sell our new collection of products for each season at these sales fairs. Distributors place orders for the products at these sales fairs, which constitute approximately 80% of our annual revenue, with the remaining 20% coming from in season re-orders.

Defects and Overstock

We have defective product return policies with our distributors.  We agree with our distributors that a 1% defective product rate for products is acceptable. If the defective product rate exceeds 1%, distributors have the right for a refund for the defective products. To date, we have experienced a defective product rate below 1%.   We also agree to buy back overstock from our distributors, at a 20-60% discount that depends on the amount of time since they originally bought the product.

Promotion and Marketing

We typically promote and market our products through sponsoring events, advertisement billboards and other types of advertisements such as Internet marketing and hosting sales fairs.  We plan to increase our advertising expenditures to enhance the awareness of Ailibao brand as well as attract new distributors.

Before we market in new areas, we send our marketing staff to perform onsite research. Marketing managers will consider  factors of target market as follows: the population of target market, income level, consuming habit, main consuming groups and other major players.

Pricing

We set our pricing according to a variety of factors including: cost of raw materials and production, market conditions and competitors’ pricing.  We set suggested retail prices on our products for our distributors. Our distributors are allowed to extend certain discounts to our retail outlets depending on their regional location.

Competition

The footwear and accessories industry is highly competitive and fragmented in the PRC.  Our Chinese competitors include Anta, Lining, China Hongxing, China Eratat, China Sports, Exceed and Xtep. Our principal regional competitors are Qiaodan, Deerway, Jinlaike and Qiuzhi.  The major foreign competitors offering sports shoes in China is Nike, Adidas, and Puma.

The chart below depicts the sportswear companies’ market share of the PRC’s sportswear market as of 2008.

Competition is determined by the following: performance style and quality, new product development, price, product identity through marketing and promotion, and support to distributors and customer service.  Our current market share consists of less than 1% of the total market. We seek to compete with a wide product line that compares favorably in style, while having lower price points.

Employment Breakdown

As of December 31, 2010, we had approximately 1,210 full-time employees. Over 90% of employees are experienced production people. Our production staff works 11 hours each day, 6 days a week.  The chart below provides details of our employees by function.

Department	Number of Employees
Footwear production department	1,038
Quality control department	51
Product development	18
Sales and marketing center	30
Administration department	59
Finance department	11
Senior management	3
Total Employees	1,210

Intellectual Property Rights

As of December 31, 2010, we have registered seven trademarks, and two pending trademark applications. We also have our website cnailibao.com registered until June 14, 2013.  In August 25, 2006 our “Ailibao” trademark was recognized as one of “China’s Well-Known Trademarks” by virtue of the judgment made by the Intermediate People’s Court in Jinjiang City of Jiangxi Province.

According to the Well-known Trademark Recognition and Protection guideline issued by State Administration For Industry and Commerce (SAIC) on April 17, 2003, “Well-Known Trademark of China” is defined as those well-known trademarks in China which are widely known and enjoy a high reputation in the market place. The Trademark Law only provides certain factors that need to be considered when recognizing a trademark as the “well-known trademark,” which include the public recognition of trademark and time of use of such trademark. The registration term of trademark, including well-known trademark, is ten years, which could be extended for another ten years upon application of the trademark’s owner within 6 months before expiration of the original term. Our Ailibao brand has also been recognized as a “Fujian Famous Brand” by the Fujian Provincial Peoples’ Government in December 2008.

Environment Protection

Our manufacturing operations are subject to PRC environmental laws and regulations on air emission, solid waste emission, sewage and waste water, discharge of waste and pollutants, and noise pollution. These laws and regulations include Law of the PRC on Environmental Protection, Law of the PRC on the Prevention and Control of Water Pollution, Law of the PRC on the Prevention and Control of Atmospheric Pollution, Law of the PRC on the Prevention and Control of Pollution from Environmental Noise, and Law of the PRC on the Prevention and Control of Environmental Pollution of Solid Waste. We are also subject to periodic monitoring by relevant local government environmental protection authorities.

According to these environmental laws and regulations, all business operations that may cause environmental pollution and other public hazards are required to incorporate environmental protection measures into their operations and establish a reliable system for environmental protection. Such a system must adopt effective measures to prevent and control pollution levels and harm caused to the environment in the form of waste gas, waste water and solid waste, dust, malodorous gas, radioactive substance, noise, vibration, and electromagnetic radiation generated in the course of production, construction or other activities.

Companies in the PRC are also required to carry out an environment impact assessment before commencing construction of production facilities and the installation of pollution treatment facilities that meet the relevant environmental standards and treat pollutants before discharge. On October 21, 2010, Jinjiang Environmental Protection Bureau issued a certificate letter, verifying that the construction of our new factory and supporting facilities complies with the environment protection requirements, that the relevant acceptance inspection is being processed and that our passing the acceptance inspection is without material obstacle. The main environmental impact from our operations is the generation of wastewater and noise pollution from the operation of production machinery. On October 29, 2010, we received a Provisional Certificate of Sewage Discharge Permission issued by Jinjiang Environmental Protection Bureau.

Health and Safety Matters

The PRC Production Safety Law (the “Production Safety Law”) requires that we maintain safe working conditions under the Production Safety Law and other relevant laws, administrative regulations, national standards and industrial standards. We are required to offer education and training programs to our employees regarding production safety. The design, manufacture, installation, use and maintenance of our safety equipment are required to conform with applicable national and industrial standards. In addition, we are required to provide employees with safety and protective equipment that meet national and industrial standards and to supervise and educate them to wear or use such equipment according to the prescribed rules.

As required under the Regulation of Insurance for Labor Injury, Provisional Insurance Measures for Maternity of Employees, Interim Regulation on the Collection and Payment of Social Insurance Premiums, and Interim Provisions on Registration of Social Insurance, we provide our employees in the PRC with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, injury insurance and medical insurance.

Insurance

We do not maintain general product liability insurance for any of our products. Nevertheless, we believe that our practice is in line with the general industry practice in the PRC as product liability insurance is not required under PRC law. In past 4 years, we did not receive any material claims from customers or consumers relating to our products.

Research and Development

We have spent approximately RMB10 million and RMB7.89 million during the years ended December 31, 2010 and 2009, respectively.

Corporate Information

Our principal executive offices are located at Jiangtou Industrial Zone, Chendai Town, Jinjiang City, Fujian Province 362211 PRC, Tel: +86 0595-8519-6329, Fax: +86 0595-8519-2329.

Reports to Securityholders

ASWV delivers annual reports on Form 10-K, which include ASWV’s financial statements to ASWV’s stockholders.  ASWV files annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy and information statements and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act. The public may read and copy these materials at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding us and other companies that file materials with the SEC electronically.

Item 1A.             Risk Factors.

In addition to the other information in this Form 8-K/A, readers should carefully consider the following important factors. These factors, among others, in some cases have affected, and in the future could affect, our financial condition and results of operations and could cause our future results to differ materially from those expressed or implied in any forward-looking statements that appear in this on Form 8-K/A or that we have made or will make elsewhere.

Risks Relating to Our Business

We distribute our products through Ailibao branded-franchise stores operated by independent third-party operators over which we have limited control.

Our distributors wholesale some of our products to third-party retail store operators.  We have limited control over the retail stores as they are operated by third-party retail operators, and we have no contract with them as they are supplied by the distributor, including those that use our name in their branding.  We have contractual relationships only with our distributors and not with authorized third party retail store operators.  There can be no assurance that these current distribution arrangements provide us with sufficient control to ensure the Ailibao branded-franchise stores sell our products on an exclusive basis or to prevent our Ailibao brand from being associated with any negative image relating to quality or customer service.  Such association could damage our brand image and reputation and could have a material adverse effect on our business, results of operations and financial condition.  Further, if distributors experience financial difficulties, they may unilaterally attempt to liquidate their inventory build-up through discounts at their Ailibao branded-franchise stores without our approval, which may damage the image and the value of our “Ailibao” brand.

Adverse changes in the business and creditworthiness of our distributors could materially adversely affect our financial condition and results of operations.

We derive all of our revenue from sales to distributors.  If our distributors perform poorly or if we fail to maintain good relationships with our distributors, our sales, financial condition and operating results may be adversely affected.

We rely on our distributors for the expansion of our retail sales network, but they may not be willing to accommodate the needs of our business plans.

Our distributor-led retail network consists of 1,237 Ailibao-branded outlets covering 20 provinces and municipalities in the PRC. We rely on our existing and new distributors to assist us in exploring new markets for our products and identifying potential locations for new stores.   There can be no assurance that our distributors will choose the most ideal locations for new retail outlets and that their retail expansion would be timely or sufficient in scope to satisfy the needs of our business.

We rely on several large distributors for a significant portion of our sales.

We derive a significant portion of our sales from several large distributors. For the 2008, 2009 and 2010 fiscal years, sales to our top five distributors accounted for approximately 43.3%, 42.0% and 52%, respectively, of our total revenue. For the 2008, 2009 and 2010 fiscal years, sales to our single largest distributor accounted for approximately 10.2%, 9.1% and 13.4%, respectively, of our total revenue.  We generally enter into distributorship agreements with our distributors for up to a term of 60 months.  The duration of our contractual relationships with each of our top five distributors has been for more than 6 years.  We do not manufacture our products on a made-to-order basis; rather, we take orders for our prototype products at sales fairs before entering into sale contracts with our distributors to manufacture our products.  Our purchase orders at sales fairs constitute approximately 80% of our revenue.  There can be no assurance that our top distributors will renew their distributorship agreements with us on commercially acceptable terms or at all.

Under our agreements with our distributors, we appoint only one distributor instead of multiple competing distributors for one designated geographical area or region.  This enables us to manage and monitor the distributor and the Ailibao retail outlets in the designated region more effectively.  While we may rely on a sole distributor in a designated region to sell our products, we believe that we would be able to appoint a replacement distributor in the designated region if the need arises.  However, to the extent that any distributor for any particular market ceases to cooperate with us for any reason and we are not able to find a suitable replacement distributor for that market in a timely manner, we will likely lose significant business in that market, as there can be no assurance that we would be able to obtain orders from other distributors to replace any such lost sales.  Any substantial reduction in purchases from our top distributors, or any failure to renew their agreements with us, may result in a significant loss of sales and our business, financial condition and results of operation may be materially adversely affected.

We are subject to market fluctuations, which can impact the price that we sell our products to our distributors.  In addition, distributors’ sales of our products at a discount, rather than the suggested retail price, to end customers could have an adverse effect on our business and brand name.

The prices at which we sell our products are affected by supply and demand fluctuations inherent in the market for our products.  Under our current business model, we sell our products to distributors and do not sell directly to consumers.  We do not have any agreements with our distributors that provide for a minimum purchase price at which the distributors buy our products.  We do, however, provide suggested retail prices.  As such, the wholesale prices we offer for our products to our distributors must match the distributors’ expectations for the retail sale of our products to consumers.  If distributors believe that our suggested retail prices do not justify the wholesale prices at which we are offering them, they may require us to lower our wholesale prices.  If the wholesale prices of our products should decrease, our growth targets, financial condition, and results of operations may be materially adversely affected.

Our sales to distributors may not directly correlate to the demand for our products by end consumers, which could adversely affect our ability to accurately track market trends and preferences of end consumers for our products and respond to such changing market dynamics.

We sell our products to distributors and do not sell directly to end consumers.  Our distributors do not provide us with any sales reports or inventory reports.  These reports would enable us to identify whether our products are gaining consumer acceptance at the Ailibao retail outlets.   Therefore, we rely on our distributors to monitor inventory levels and overall sales performance of authorized third party retail store operators.  If we are unable to track end-consumer sales accurately, we may not be able to assess market trends and preferences, which ultimately could have a material adverse effect on our revenue.

We face increasing labor costs and other costs of production in the PRC, which could materially adversely affect our profitability.

The footwear manufacturing industry is labor intensive.  Labor costs in China have been increasing in recent years and our labor costs in the PRC could continue to increase in the future.  If labor costs in the PRC continue to increase, our production costs, including both our own manufacturing and outsourcing costs, will likely increase.  This may in turn affect the selling prices of our products, which may then affect the demand of such products and thereby adversely affect our sales, financial condition and results of operations.  Moreover, increases in costs of product parts required for production of our products, such as natural and synthetic leather, and semi-finished rubber soles, increases in electricity costs and other increases in production costs, may cause similar adverse effects, particularly if we are unable to identify and employ other appropriate means to reduce our costs of production.  Furthermore, we may not be able to pass on these increased costs to consumers by increasing the selling prices of our products in light of competitive pressure in the markets where we operate.  In such circumstances, our profit margin may decrease and our financial results may be adversely affected.

Interruptions in our supply of raw materials and product parts could adversely affect our business, financial condition and results of operations.

Our supply agreements were signed based on orders received.  For the 2008, 2009 and 2010 fiscal years, we purchased raw materials for our products from 54, 42 and 60 suppliers, respectively, most of which are located in Jinjiang. For the 2008, 2009 and 2010 fiscal years, our top five raw-material suppliers and subcontractors accounted for approximately 34.9% 35.6% and 56.8%, respectively, of our total purchases from raw-material suppliers and subcontractors. During the same periods, our single largest supplier accounted for approximately 10.3%, 10.7% and 14.6%, respectively, of our total purchases.  We purchase a large portion of our raw materials and product parts from a small number of suppliers.  There can be no assurance that our top suppliers will continue to deliver raw materials or product parts to us in a timely manner or at acceptable prices and quality, or at all.  Any disruption in supply of raw materials or product parts from our suppliers may adversely affect our business, financial condition and results of operations.

Our profitability may decrease if we are unable to pass on increased cost of raw materials and product parts to our customers.

Our manufacturing operations depend on adequate supplies of raw materials and product parts.  We purchase all of our raw materials on an order-by-order basis with suppliers.  The prices of certain of our key raw materials, such as synthetic leather, are subject to factors beyond our control, such as fluctuations in crude oil prices.  We may also experience difficulty in obtaining other acceptable quality materials on a timely basis and the prices that we pay for such materials may increase due to increased demand or other factors.  We may not be able to pass on the increased cost to our customers by increasing the selling prices due to competitive pressure in the markets.  In such circumstances, our business, financial condition and results of operations may be adversely affected.

We rely on third party contract manufacturers for a portion of our footwear production and all of our apparel and accessories production and failure of such parties to provide products in a timely fashion could adversely affect our business, financial condition and results of operations.

During the 2008, 2009 and 2010 fiscal years, we outsourced a portion of our footwear production to five contract manufacturers and all of our apparel production to four contract manufacturers.  For 2008, 2009, and 2010, our single largest contract manufacturer of footwear accounted for approximately 18.7%, 18.3% and 34.0%, respectively, of our total purchases of footwear, and the term of our agreement with this manufacturer expires on October 24, 2011.  For 2008, 2009 and 2010, our single largest contract manufacturer for apparel accounted for approximately 36.4%, 35.3% and 27.0%, respectively, of our total purchases of apparel, and our agreement with this manufacturer expires May 31, 2011.

We can give can be no assurance that we can renew these contracts upon expiry, on commercially acceptable terms, or at all.  Contract manufacturers may unilaterally terminate our supply contracts or they may seek to increase the prices that they charge.  As a result, we are not assured of an uninterrupted supply of footwear, apparel and accessories of acceptable quality or at acceptable prices from our contract manufacturers.  We may not be able to offset any interruption or decrease in supply of our products by increasing production at our own production facilities due to capacity constraints, and we may not be able to substitute suitable alternative contract manufacturers in a timely manner at commercially acceptable terms.  Any disruption in our supply of products from contract manufacturers may adversely affect our business and could result in loss of sales and increase in production costs, which would adversely affect our business and results of operations.

We may be involved in legal proceedings arising from violation of relevant laws, rules or regulations particularly in respect of labor and environmental protection by third party contract manufacturers and suffer from damage to our reputation.

We contract with third-party contract manufacturers and raw material suppliers.  In order to protect the reputation of our brand, we strive to adhere to all relevant laws, rules and regulations, particularly in respect of labor and environmental protection.  However, we do not exercise any control over the operations of our contract manufacturers or suppliers and are therefore not able to ensure their compliance with applicable laws and regulations.  Therefore, there can be no assurance that our contract manufacturers or suppliers are in compliance with, or will comply with, all applicable labor and environmental laws, rules and regulations with respect to their manufacturing operations.  In the event that our contract manufacturers or suppliers violate any of these laws, rules or regulations, any resulting negative publicity may damage our brand and defeat our brand-building efforts.  In the event that we are named as a defendant in a lawsuit or any other proceeding arising from violations by our contract manufacturers or suppliers of any applicable laws, rules or regulations with respect to their manufacturing operations, we will incur costs and resources in defending ourselves in such a lawsuit or proceeding.  As a result of the foregoing factors, our business, profitability and results of operations may be adversely affected.

Failure to effectively promote or maintain the Ailibao brand may affect our performance and sales and cause us to incur significant costs.

The image of the Ailibao brand is an important factor in influencing consumer preferences and building brand loyalty.  Promoting and maintaining the Ailibao brand is therefore crucial to our success and growth within the PRC footwear market.  We have a sales department that helps arrange media sponsorships and other endorsement activities.  We use a variety of media, such as the Internet and outdoor billboard displays to build both regional and national brand recognition.  If we are unsuccessful in promoting our Ailibao brand among its targeted consumer groups, the goodwill and consumer acceptance of our Ailibao brand may be eroded, and our business, financial condition, results of operations and prospects may be adversely affected.   Any negative publicity, whether in the PRC or abroad, in relation to our brand or our brand representatives could have an adverse effect on the public’s perception of our brands, which could have a negative impact on our business and results of operations.

In addition, we have incurred and expect to continue to incur significant costs and expenses arising out of our brand-building activities, including sponsorships and increased advertising in regional and national Internet, television and billboard displays.  These activities may not be successful in building the goodwill and profile of our brand, which could have a negative effect on our sales and results of operations.

Our sales may be affected by seasonality, weather conditions and a number of other factors.

We operate our business in the PRC and derive all of our revenue from these operations.  Generally, PRC consumers’ spending behavior is stable year-on-year but varies seasonally, particularly during the Chinese Spring Festival, which falls in our first fiscal quarter.

However, the mix of product sales may vary considerably from time to time as a result of changes in seasonal and geographic demand for particular types of footwear, apparel and accessories.  In addition, unexpected and abnormal changes in climate may affect sales of our products that are timed for release during a particular season.

Fluctuations in our sales may also result from a number of other factors including:
•	the timing of international and domestic sports events;
•	consumer acceptance of our new and existing products;
•	changes in the overall sportswear industry growth rates;
•	economic and demographic conditions that affect consumer spending and retail sales;
•	the mix of products ordered by our distributors;
•	the timing of the placement and delivery of distributor orders; and
•	variation in the expenditure necessary to support our business.

As a result, we believe that comparisons of our operating results between any interim periods may not be meaningful and that these comparisons may not be an accurate indicator of our future performance.

Our manufacturing operations may be disrupted for reasons beyond our control, which could impact our financial condition and/or results of operations.

Our manufacturing operations could be disrupted for reasons beyond our control.  The causes of disruptions may include extreme weather conditions, landslides, earthquakes, fires, natural catastrophes, raw material supply disruptions, equipment and system failures, labor force shortages, energy shortages, workforce actions or environmental issues.  Any significant disruption to our operations could adversely affect our ability to make and sell products.

In addition, the occurrence of any of these events could have a material adverse effect on the productivity and profitability of any of our manufacturing facilities and on our business, financial condition or results of operations, and/or the operations of our distributors.

We have a limited operating history and our historical results of operations of our apparel business may not be indicative of our future performance.

We have a limited history of operation and the historical financial information in this Form 8-K/A may not necessarily reflect our future results of operation.  There also may not be a sufficient basis to evaluate our future prospects.  We have outsourced all of our apparel production to contract manufacturers.  We have a limited operating history in the sale and marketing of apparel and do not have any experience in manufacturing apparel.  As a result, the historical operating results of our apparel business may not provide a meaningful basis for evaluating the performance of our apparel business going forward and may not be indicative of our future performance.

If we are unable to increase our production capacity due to our internal production constraints or our inability to locate suitable contract manufacturers with sufficient production capacity of their own, our operating results may be adversely affected.

We manufacture a portion of our footwear at our production facility in Jinjiang, Fujian province.  We outsource the manufacturing of a portion of our footwear and all of our apparel and accessories to contract manufacturers.  Although we produce a portion of our footwear products in house, we expect to continue to rely on contract manufacturers for the production of a portion of our footwear and all of our apparel and accessories.  Therefore, our ability to continue to increase our sales depends on the successful expansion of our footwear production capacity at our production facility and the availability of contract manufacturers with sufficient production capacity of their own.  If we are unable to continue to increase our internal production capacity or engage suitable contract manufacturers, our operating results may be adversely affected.

We may not be able to manage our growth effectively and our growth may slow down in the future.

We have been expanding our business rapidly and intend to continue to do so either through organic growth or through acquisitions and investments in related businesses as we deem appropriate.  Such expansion may place a significant strain on our managerial, operational and financial resources.  Further, we have no prior experience in engaging in the management and operation of retail stores or retail business. We will need to manage our growth effectively, which may entail devising and implementing business plans, training and managing our growing workforce, managing costs and implementing adequate control and reporting systems in a timely manner. There can be no assurance that our personnel, procedures and controls will be managed effectively to support our future growth adequately. Failure to manage our expansion effectively may affect our success in executing our business plan and adversely affect our business, financial condition and results of operation. In addition, our growth in percentage terms may slow in the future. Accordingly, you should not rely on our historic growth rate as an indicator for our future growth rate.

We may not be successful in our future expansion plans and may be unable to secure sufficient funding for such plans to further grow our business.

Our business expansion plans will require us to increase investments in, and devote significant resources to, our brand promotion efforts, internal production capacities, research and design capabilities and the Ailibao sales distribution network operated by our distributors. If we fail to implement our future expansion plans, we may not achieve our growth target. Furthermore, our ability to obtain adequate funds to finance our expansion plans depends on our financial condition and results of operations, as well as other factors that may be outside our control, such as general market conditions, the performance of the PRC sportswear industry, and political and economic conditions in the PRC. If additional capital is unavailable, we may be forced to abandon some or all of our expansion plans, as a result of which our business, financial condition and results of operations could be adversely affected.

Loss of any key executive personnel or any failure to attract such personnel in the future will adversely impact our business and growth prospects.

Our future success will depend on the continued service of our senior management. In particular, Mr. Ding Baofu chief executive officer, has over 18 years’ experience in the sportswear industry and is responsible for our overall corporate strategies, planning and business development. His experience and leadership is critical to our operations and financial performance.  We do not maintain any “key-man” insurance policies. If we lose the services of any of our key executive personnel and cannot replace them in a timely manner, such loss may reduce our competitiveness, and may adversely affect our financial condition, operating results and future prospects. In addition, our success depends significantly on other personnel and, in particular, our team of designers. Other international and domestic competitors that operate in the PRC may be able to offer more favorable compensation packages to recruit personnel whom we consider desirable. Our continued success will depend on our ability to attract and retain qualified personnel in order to manage our existing operations as well as our future growth. We may not be able to attract, assimilate or retain the personnel whom we need. Our staff expenses in relation thereto may increase significantly. This may adversely affect our ability to expand our business effectively.

Failure to develop technically innovative products could adversely affect our competitiveness.

While design and aesthetics of our products are important factors for consumer acceptance of our products, technical innovation in the design of footwear, apparel, and sports equipment is also essential to the commercial success of our products. Research and development plays a key role in technical innovation. Our failure to introduce technical innovation in our products could result in a decline in consumer demand for our products.

We may be involved in litigation on intellectual property infringement or other litigation or regulatory proceedings, which could adversely affect our reputation, financial condition and results of operations.

We may design products with elements that may inadvertently infringe copyright or other intellectual property rights, as a result of which other parties may initiate litigation or other proceedings against us. Responding to and defending these proceedings may require substantial costs and diversion of resources, and the result of these proceedings may be uncertain. Furthermore, our reputation may be adversely affected.

We may be subject to other lawsuits and regulatory actions relating to the business from time to time. Due to the inherent uncertainties of litigation and regulatory proceedings, we cannot accurately predict the ultimate outcome of any such proceedings. An unfavorable outcome could have an adverse impact on our business, financial condition and results of operations. In addition, any significant litigation in the future, regardless of its merits, could divert management’s attention from our operations and result in substantial legal fees.

If we are unable to protect adequately our intellectual property, we may be involved in legal proceedings, which could be expensive and time consuming, and consumers may shift their preference away from our products.

We believe that our trademarks, patents, and other intellectual property rights are important to our brand, success and competitive position. We consider the Ailibao brand name and our trademarks to be among our most valuable assets. There may be products that are counterfeit reproductions of our products or that otherwise infringe on our intellectual property rights. We may pursue litigation in the future to enforce our intellectual property rights. Any such litigation could result in substantial costs and a diversion of our resources. If we are unsuccessful in challenging a party’s products based on trademark or design or utility patent infringement, continued sales of these products could adversely affect our sales and our brand and result in the shift of consumer preference away from our products. The actions we take to establish and protect trademarks, patents, and other intellectual property rights may not be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products on grounds of violations of proprietary rights.

Changes in existing laws and regulations or additional or stricter laws and regulations on environmental protection in the PRC may cause us to incur additional capital expenditures.

Our production facilities are located in Jinjiang, Fujian province and are subject to PRC environmental protection laws and regulations. These laws and regulations require enterprises engaged in manufacturing that may generate industrial waste to adopt effective measures to control and properly dispose of such waste. The relevant administrative department for environmental protection can levy fines for any violations of such environmental laws or regulations. For material violations, the PRC government may suspend or close any or all of our operations. There can also be no assurance that the PRC government will not change the existing laws or regulations or impose additional or stricter laws or regulation. Compliance with any of these additional or stricter laws or regulations may cause us to incur additional capital expenditure, which we may be unable to pass on to customers through higher prices for our products.

Our lack of insurance coverage subjects us to risks related to our operations.

Our operations are subject to hazards and risks normally associated with manufacturing operations, which may cause damage to persons or property.  We do not have fixed assets insurance and we do not maintain, any product liability insurance. If we were found liable for any product liability claim, we may be required to pay substantial damages. Even if we were successful in defending such a claim, we may incur substantial financial and other resources in defending such a claim. Under such circumstances, our financial results will be adversely affected. Depending on the outcome of any such claim, the reputation of Ailibao brand may also be adversely affected. Further, we do not maintain business interruption insurance or third party liability insurance against claims for property damage, personal injury and environmental liabilities. The occurrence of any of these events may result in interruption of our operations and subject us to significant losses or liabilities. Any losses or liabilities that are not covered by our current insurance policies may have a material adverse effect on our business, financial condition and results of operations.

If we are non-compliant with PRC laws and regulations, we may be subject to certain legal consequences under PRC law.

We operate our business on two parcels of land in Fujian Province, PRC, and we have a land-use right certificate for only one of those parcels.  Pursuant to the PRC Land Management Law, if the local land administration authority were to determine that we acquired the land without proper governmental authority, the local land administration authority could repossesses the land and terminate our land use rights, and we would not be able to recover the land grant fees previously paid to the government. In addition, we would not be able to construct additional facilities on the land to implement our expansion plans.

Our risk management and internal control systems improvements may not be adequate or effective, which could adversely affect our business, financial condition and results of operations.

We have established risk management and internal control systems consisting of relevant organizational framework, policies, procedures and risk management methods that we believe are appropriate for our business operations, and we seek to continue to improve such risk management and internal control systems from time to time. However, due to the inherent limitations in the design and implementation of risk management and internal control systems, there can be no assurance that our risk management and internal control systems will be sufficiently effective in identifying and preventing all such risks.

In addition, as some of our risk management and internal control policies and procedures are relatively new, we may need to establish and implement additional risk management and internal control policies and procedures to improve further our systems from time to time. Our risk management and internal control systems also depend on their implementation by our employees; there can be no assurance that such implementation will not involve any human errors or mistakes. If we fail to timely adapt and implement our risk management and internal control policies and procedures, our business, results of operations and financial condition could be materially adversely affected.

Risks Relating to the Industry in Which We Operate

Our products face intense competition, and we may not have the resources necessary to compete with competitors.

We are in the footwear and apparel industry. This industry is highly competitive in the PRC and the competitors in this market include both international and domestic companies. Some of our competitors may have greater financial, research and development and design, marketing, distribution, management or other resources. Our results of operations could be affected by a number of competitive factors, including entry by new competitors into our current markets, expansion by existing competitors, better marketing/advertising leading to stronger brand equity for the competitors, and competition with other companies for the production capacity of contract manufacturers. Our results of operations and market position may be adversely impacted by these competitive pressures.

There can be no assurance that our strategies will remain competitive or that we will continue to be successful in the future. Increased competition could result in a loss of our market share. In particular, if our competitors adopt aggressive pricing policies, we may be forced to adjust the pricing of our products to level their competitiveness. This could adversely affect our profitability and financial results.

Our failure to predict or meet consumer preferences or demand accurately would have an adverse effect on our results of operations and financial condition.

We derive a significant amount of revenue from the sale of sports and leisurewear products that are subject to rapidly changing consumer preferences. Our sales and profits are sensitive to these changing preferences and our success depends on our ability to identify, originate and define product and fashion trends, as well as to anticipate, gauge and react to changing consumer demands in a timely manner. All of our products are subject to changing consumer preferences that we cannot predict with certainty. Our new products may not receive consumer acceptance as consumer preferences could shift rapidly to different types of performance or other sports footwear or apparel or away from these types of products altogether, and our future success depends in part on our ability to anticipate and respond to these changes. If we fail to anticipate accurately and respond to trends and shifts in consumer preferences by adjusting the mix of existing product offerings, developing new products, designs and styles, or influencing sports and fitness preferences through vigorous marketing, we could experience lower sales, excess inventories and lower profit margins, any of which could have an adverse effect on our results of operations and financial condition.

Consolidation of distributors or concentration of retail market share among a few distributors may increase and concentrate our credit risk and impair our ability to sell our products.

The footwear and apparel retail markets in the PRC are dominated by a few large distributors with many stores. These significant distributors may increase their market share by expanding through acquisitions or through the establishment of additional stores. The consolidation of distributors concentrates our credit risk in a relatively small number of distributors and, if any of these retailers were to experience a shortage of liquidity, it would increase the risk of nonpayment of their outstanding payables to us. In addition, any shifting concentration of market share to a small number of distributors in a particular county or region increases operational risks. If any one of them substantially reduces their purchases of our products, we may be unable to find a sufficient number of other retail stores for our products to sustain the same level of sales and revenues. Further, the consolidation of distributors could limit our ability to negotiate contract terms in our favor. For example, due to a small number of distributors existing in the industry to whom we can sell our products, our ability to sell products at the price level that we wish to may be adversely affected. If the selling prices to the distributors decrease, our profitability would be adversely affected.

Risks Relating to the PRC

Our future performance is dependent on the PRC economy and, in particular, the level of growth of the PRC consumer market.

We derive all of our revenue from sales of our products in the PRC. The success of our business depends on the condition and growth of the PRC consumer market, which in turn depends on macro-economic conditions and individual income levels in the PRC. There is no assurance that projected growth rates of the PRC economy and the PRC consumer market will be realized under current economic situation. Any future slowdowns or declines in the PRC economy or consumer spending may adversely affect our business, operating results and financial condition. We believe that consumer spending habits may be adversely affected during a period of recession in the economy or that uncertainties regarding future economic prospects could also affect consumer spending habits, all of which may have an adverse effect on certain enterprises operating within the consumer and retail sectors, including us. The consumer and retail market may be affected by the changing operating conditions in the PRC. With accession of the PRC to the World Trade Organization (the “WTO”), changes and developments in the consumer and retail market may be volatile and unpredictable. For instance, the reduction in tariffs on foreign products after the liberalization of the PRC market and further entry of international brands may intensify the competition in the PRC market. This may have a material adverse impact on our business, operating results and financial condition.

Political, economic and social policies of the PRC government and PRC laws and regulations could affect our business and results of operations and may result in our inability to sustain our growth.

The economy of the PRC differs from the economies of most developed countries in a number of respects, including:

•	its structure;
•	level of government involvement;
•	level of development;
•	level of capital reinvestment;

•	control of capital reinvestment;
•	control of foreign exchange; and
•	allocation of resources.

Before its adoption of reform and open-door policies beginning in 1978, China was primarily a planned economy. Since then, the PRC government has been reforming the PRC’s economic system, and has begun reforming the government structure in recent years. These reforms have resulted in significant economic growth and social progress. Although the PRC government still owns a significant portion of the productive assets in the PRC, economic reform policies since the late 1970s have emphasized autonomous enterprises and the utilization of market mechanisms, especially where these policies apply to privately-owned businesses. Although we believe these reforms will have a positive effect on our overall and long-term development, we cannot predict whether changes in the PRC’s political, economic and social conditions, laws, regulations and policies will have an adverse impact on our current or future business, results of operations or financial condition.

Our ability to continue to expand our business is dependent on a number of factors, including general economic, capital market conditions, and credit availability from banks or other lenders. In the past few years, the PRC government has articulated a need to control the rate of economic growth and may tighten its monetary policies, including increasing interest rates on bank loans and deposits and tightening the money supply to control growth in lending. Under current economic situation, financial institutions have tightened their lending. Stricter lending policies may, among other things, affect our ability to obtain financing, which may, in turn, adversely affect our growth and financial condition.

As we conduct a significant portion of our business through subsidiaries in China, we are subject to PRC laws and regulations on labor and employee benefits. In recent years, the PRC government has implemented policies to strengthen the protection of employees and obligate employers to provide more benefits to their employees. In addition, an employment contract law came into effect in China on January 1, 2008. The PRC employment contract law and related legislations require more benefits to be provided to employees, such as an increase in pay or compensation for termination of employment contracts. As a result, we expect to incur higher labor costs, which could have an adverse impact on our current or future business, results of operations or financial condition. Additional changes in the PRC’s political, economic and social conditions, laws, regulations and policies could have an adverse effect on our business, results of operations or financial condition.

PRC regulations relating to offshore investment activities by PRC residents may increase our administrative burden and restrict our overseas and cross-border investment activity. If our shareholders fail to make any required applications and filings under such regulations, we may be unable to distribute profits and may become subject to liability under PRC laws.

China State Administration of Foreign Exchange, or the SAFE, issued a public circular on October 21, 2005 concerning the acquisition by an offshore company controlled by PRC residents of onshore assets in China. This circular requires that (1) a PRC resident shall register with a local branch of the SAFE before he or she establishes or controls an overseas special purpose vehicle, or SPV, for the purpose of overseas equity financing (including convertible debt financing); (2) when a PRC resident contributes the assets of or his or her equity interests in a domestic enterprise to an SPV, or engages in overseas financing after contributing assets or equity interests to an SPV, such PRC resident must register his or her interest in the SPV and any changes in such interest with a local branch of the SAFE; and (3) when the SPV undergoes a material change outside of China, such as a change in share capital or merger or acquisition, the PRC resident shall, within 30 days from the occurrence of the event that triggers the change, register such change with a local branch of the SAFE.  Furthermore, PRC residents who are shareholders of SPVs established before November 1, 2005 are required to register with a local branch of the SAFE before March 31, 2006.

In addition, SAFE issued updated internal implementing rules, or the Implementing Rules in relation to Notice 75.  The Implementing Rules were promulgated and became effective on May 29, 2007.  Such Implementing Rules provide more detailed provisions and requirements regarding the overseas investment foreign exchange registration procedures.  However, even after the promulgation of Implementing Rules uncertainties still exist regarding SAFE registration for PRC residents’ interests in overseas companies; and it remains uncertain whether PRC residents who are our beneficial owners through holding stock options to purchase shares of our common stock held by Lam Mei Ying, must go through the overseas investment foreign exchange registration procedures under Notice 75 or Implementing Rules.

As a result, we cannot predict how they will affect our business operations following a business combination.  For example, our ability to conduct foreign exchange activities following a business combination, such as remittance of dividends and foreign-currency-denominated borrowings, may be subject to compliance with the SAFE registration requirements by such PRC residents, over whom we have no control.  In addition, we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the SAFE regulations.  We will require all our shareholders, following a business combination, who are PRC residents to comply with any SAFE registration requirements, if required by Notice 75, Implementing Rules or other applicable PRC laws and regulations, although we have no control over either our shareholders or the outcome of such registration procedures.  Such uncertainties may restrict our ability to implement our business combination strategy and adversely affect our business and prospects following a business combination.

Our revenues are denominated in RMB, which is not freely convertible for capital account transactions and may be subject to exchange rate volatility.

We are exposed to the risks associated with foreign exchange controls and restrictions in China, as our revenues are denominated in RMB, which is currently not freely exchangeable. The PRC government imposes control over the convertibility of RMB into foreign currencies. Under the rules promulgated under the PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and operation-related expenditures, may be made in foreign currencies without prior approval but are subject to procedural requirements. Strict foreign exchange control continues to apply to capital account transactions. These transactions must be approved by or registered with the PRC State Administration of Foreign Exchange and repayment of loan principal, distribution of return on direct capital investment and investments in negotiable instruments are also subject to restrictions. There can be no assurance that we will be able to meet all of our foreign currency obligations or to remit profits out of China.

Fluctuation in the value of the RMB and of the U.S. dollar may have a material adverse effect on your investment.

Any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition as well as on the value of, and any dividends payable on, our ordinary shares in foreign currency terms. For instance, a decline in the value of RMB against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results, the value of your investment in us and the dividends we may pay in the future, if any.

There remains significant international pressure on the PRC government to liberalize further its currency policy, which could result in a further and more significant appreciation in the value of the RMB against the U.S. dollar. The RMB may be revalued further against the U.S. dollar or other currencies, or may be permitted to enter into a full or limited free float, which may result in an appreciation or depreciation in the value of the RMB against the U.S. dollar or other currencies.

We rely principally on dividends paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to pay dividends to us could have a material adverse effect on our ability to conduct our business.

The registrant is a Iowa Corporation, which relies principally on dividends paid by its subsidiaries for cash requirements, including the funds necessary to service any debt we may incur. If any of our subsidiaries incurs debt in their own name in the future, the instruments governing the debt may restrict dividends or other distributions on its equity interest to the Company.

Furthermore, applicable PRC laws, rules and regulations permit payment of dividends by the consolidated PRC entities only out of their retained earnings, if any, determined in accordance with PRC accounting standards, which differ in many aspects from generally accepted accounting principles in other jurisdictions including IFRS. Based on PRC accounting standards, the consolidated PRC entities are also required to set aside a certain percentage of their after-tax profit each year to their reserve fund in accordance with the requirements of relevant laws and provisions in their respective articles of associations, which are not available for distribution as cash dividends. As a result, the consolidated PRC entities are restricted in their ability to transfer a portion of their net income to the registrant whether in the form of dividends, loans or advances. Any limitation on the ability of our subsidiaries to pay dividends could materially adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

Under the new PRC Enterprise Income Tax Law and implementation regulations issued by the State Council, PRC income tax at the rate of 10%, unless relevant treaties provide for a lower rate, is applicable to dividends paid by enterprises incorporated in the PRC to “non-resident enterprises” (enterprises that do not have an establishment or place of business in the PRC, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business) subject to the application of any relevant income tax treaty that the PRC has entered into. If the registrant or our non-PRC incorporated subsidiaries are considered “nonresident enterprises,” any dividend that registrant or any such subsidiary receives from the PRC subsidiaries may be subject to PRC taxation at the 10% rate (or lower treaty rate).

Any changes in PRC policies on enterprise income tax may adversely affect our ability to pay dividends and our financial condition.

Our subsidiaries are incorporated in the PRC, Hong Kong or the British Virgin Islands. On March 16, 2007, the new PRC Enterprise Income Tax Law (the “new tax law”) was issued and on December 6, 2007, the Rules on the Implementation of Enterprise Income Tax Law of the PRC (“Implementation Rules”) were issued, both of which became effective on January 1, 2008. Under the new tax law, non-PRC tax resident enterprises will be taxed at a withholding tax rate of 5% for Hong Kong companies, provided that the Hong Kong company owns more than 25% of the registered capital of the PRC registered company continuously within 12 months immediately prior to obtaining such dividend from such PRC company, and the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, or the “PRC-Hong Kong Tax Treaty,” were otherwise applicable  and 10% for British Virgin Islands companies. If an entity is deemed to be a PRC tax resident enterprise, which is an enterprise that is set up under PRC law within the territory of the PRC, or set up under the law of a foreign country or region but which has “de facto management organization” within the PRC, then qualified dividend and profit distribution from equity investment between them shall be exempted from withholding tax and income tax. Among other things, qualified dividend and profit distribution as stated in the new tax law shall refer to investment income derived by a PRC tax resident enterprise from the direct investment in other PRC tax resident enterprises, which shall exclude investment income from circulating stock issued publicly by PRC tax resident enterprises and traded on stock exchanges where the holding period is less than 12 months.

Our subsidiaries may trigger withholding tax requirements in the future under the new tax law and the Implementation Rules, depending on their classification as a PRC or non-PRC tax resident enterprise. The new tax law provides that if an enterprise incorporated outside of the PRC has “de facto management organization” within the PRC, it may be recognized as a PRC tax resident enterprise and may be subject to a 25% enterprise income tax on its worldwide income. According to the Implementation Rules, “de facto management organization” means the institution that materially and comprehensively manages and controls the enterprise’s business, personnel, finance and assets. Given the short history of the tax law and the Implementation Rules, how an enterprise qualifies for tax exemptions remains unclear. Our ability to pay dividends and our financial condition may be adversely affected as a result of the new tax law and other changes in PRC policies and regulations on dividend distributions, withholding tax, and enterprise income tax.

As all of our management is currently substantially based in the PRC, we may be treated as a PRC resident enterprise for new tax law purposes. The tax consequences of such treatment are currently unclear as they will depend on the implementation regulations and on how local tax authorities apply or enforce the new tax law or the implementation regulations.

The levy and collection of enterprise income tax in China are handled by various local governments, which in turn submit such tax revenues to their respective higher administrative authorities. Each local government has its own administrative practice with regard to the manner and the amount of tax submitted by the local government to its higher administrative authorities. PRC enterprises, including us, have no participation in or control over such administrative practices. Any discrepancies in implementation among the local governments of such administrative practice may result in uncertainties over the amount of tax for which a PRC enterprise is liable.

Fulfilling our obligations incident to being a public company will be expensive and time consuming.

Prior to the Share Exchange, our predecessor, as a company without operations, and Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd , as a PRC private company, have maintained relatively small finance and accounting staffs. Although we maintained disclosure controls and procedures and internal control over financial reporting as required under the Federal securities laws with respect to its very limited activities, it was not required to maintain and establish these disclosure controls and procedures and internal controls as will be required now that we have substantial operations. Under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the U.S. Securities and Exchange Commission, we will need to implement additional corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Compliance with these obligations will require significant management time, place significant additional demands on our finance and accounting staff and on our financial, accounting and information systems, and increase our insurance, legal and financial compliance costs. We may also need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

Our 1998 reorganization as a privately-held company did not comply with PRC law.

Ailibao Shoes was formed in 1983 as a “collective-owned enterprise” under the name Jinjiang Chendai Jiangtou Leather Factory and reorganized into a limited liability company in 1998 under the name Ailibao Shoes. Until our reorganization in 1998, Jiangtou Village Committee was a 25% equity holder and Ding Jinze was a 29.2% equity holder in the business. The process of conversion from a collectively-owned enterprise to a limited liability company is subject to strict rules and procedures under PRC law and our reorganization in 1998 did not comply with these procedures. While we believe, based on confirmations and certification letters issued in 2000 and 2010 from the local municipal government, that our 1998 reorganization as a privately held company resulting in the termination of any claims that the Jiangtou Village Committee and Ding Jinze may have held, the fact that such reorganization did not comply with the conversion requirements of PRC law may result in such reorganization being declared null and void.  We have not received any legal opinions regarding the likelihood of such claims being made or whether any such claims would be successful under PRC law, accordingly we cannot assure you that the Jinjiang City nor Jinjiang Town governments will refrain from questioning the reorganization in the future. If the local municipal government  or Ding Jinze were ever to reassert their right to a equity interest in us, it could adversely affect your rights as a stockholder and the value of your investment in us.

Our lack of the land-use right certificates for the land we currently use might be challenged by the competent authorities.

The land we currently use is categorized as “collectively-owned land” under the Chinese laws. Pursuant to applicable laws, the collectively-owned land may not be transferred, sold or leased to private companies for non-agricultural purposes unless a special approval is obtained from the relevant land administration authority for converting such land into “state-owned land”.  In addition, to obtain the land use right of such state-owned land, companies are required to go through public bidding procedures.  The land authority has the right to require an enterprise using land which has not been through the public bidding procedure to return the occupied land, and the land authority may require such enterprises to demolish any improvements built on such land.

We currently use two parcels of collectively-owned land, with an area of 800m2 and 12,887m2  respectively, under two Land Use Contracts with Jiangtou Village of Chen Dai Town.  We have been granted the land use right for the land of 8,690 m2 and have obtained relevant land use right certificate.  For the remaining parts of the land, we have not obtained relevant state-owned land-use right certificates.  On October 14, 2010, Jinjiang Land and Resource Bureau issued us a letter stating that our use of the relevant land is in compliance with relevant regulations and no administrative penalties will be imposed on us for using the land without relevant land use right certificate.  This letter also confirmed that there is no material obstacle for us to obtain the land use right certificates.

As described above, a public bidding is required for the transfer of the land use right of state-owned land, and we did not go through this procedure for our 4,996 m2 parcel.  Therefore, although we obtained the confirmation from Jinjiang Land and Resource Bureau granting us the use of such land, in the event that it were later determined that this parcel should then undergo a public auction, we cannot assure you that we would win such auction, and we can give no assurance that we will ever obtain relevant land-use right certificates for the land we currently use.  In addition, as the land transfer fee is determined in the public bidding process, we cannot assess the additional costs for us to obtain the relevant land use right.  If we cannot obtain the use right of such land, it will have material adverse effect to our operation and productions.

Our lack of the building ownership certificates could adversely affect our operations

Pursuant to applicable PRC laws, any company intending to conduct construction shall first obtain relevant approvals from competent authorities, including but not limited to the Planning Permit for Construction Land, Planning Permit for Construction Project and Permit for Construction.  After the completion of construction, the company may apply for the building ownership certificate.  In addition, according to the Urban Real Estate Administration Law, the building owners may apply for building ownership certificate for real properties built in the land that it has duly obtained the land use right.  In practice, the owners of the buildings may only obtain the building ownership certificate after it has obtained the land-use right of the land that the buildings pertain to. Therefore, for buildings built on land where we have not obtained the land-use right certificates, we have not been able to apply for building ownership certificate.

Although we have obtained a confirmation letter issued by Jinjiang Planning Construction and Real Estate Bureau on October 14, 2010, confirming there is no material obstacle for us to obtain the relevant building ownership certificates, we cannot assure you that we may duly obtain such certificates or that our operations and productions would not be adversely affected if we failed to obtain such certificates.

Failure to pay the housing fund for our employees might be challenged by the competent authority

Relevant PRC laws and regulations require all private enterprises to establish a housing funds account and pay housing funds for all of their employees.  Failure to comply with such requirements may result in administrative penalties ranging from RMB 10,000 to RMB 50,000.

We have not established a housing fund and have not made any contributions to housing funds for any of our employees since our establishment.  On October 9, 2010, Quanzhou Housing Fund Management Center issued a certificate letter confirming that, although the authority is aware of the fact that we have not made any employee housing fund contribution, it nevertheless decided that it will not impose any administrative penalties on us for such noncompliance.  However, we cannot assure you that the decision of Quanzhou Housing Fund Management Center will not be challenged by the authorities at higher governmental levels or we will not be required to make up the payments for all of our employees.

Our contractual arrangements with the operating company Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd. and its shareholders may not be as effective in providing control as direct ownership of it.

Our contractual arrangements with Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd. (“Ailibao Shoes”) and its shareholders (Ding Baofu, Ding Baojian, Ding Changming) provide us with effective control over Ailibao Shoes.  As a result of these contractual arrangements, we are considered to be the primary beneficiary of Ailibao Shoes and we consolidate the results of operations, assets and liabilities of Ailibao Shoes in our financial statements.  These contractual arrangements may not be as effective in providing us with control over Ailibao Shoes as direct ownership of these companies. If Ailibao Shoes or its shareholders fail to perform their respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective.

The shareholders of Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd is owned by Ding Baofu, Ding Baoiian, Ding Changming,  our Chairman and CEO, COO and director, and director, respectively.  Conflict of interests between their role as a shareholder of our VIE and their duties to our company may arise. PRC law provides that a director or member of management owes a fiduciary duty to the company he directs or manages.   Each must therefore act in good faith and in the best interests of Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd and must not use their respective positions for personal gain. These laws do not require them to consider our best interests when making decisions as a director or member of management of the VIE. We cannot assure you that when conflicts of interest arise, these individuals will act in the best interests of our company or that conflicts of interest will be resolved in our favor. In addition, these individuals may breach or cause our VIEs to breach or refuse to renew the existing contractual arrangements that allow us to effectively control our VIEs and receive economic benefits from them. Currently, we do not have arrangements to address potential conflicts of interest between these individuals and our company and a conflict could result in these individuals as officers of our company violating fiduciary duties to us. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of our VIEs, we would have to rely on legal proceedings, which could result in disruption of our business, and there would be substantial uncertainty as to the outcome of any such legal proceedings.

Contractual arrangements we have entered into may be subject to scrutiny by the PRC tax authorities, and a finding that we or our affiliated entities owe additional taxes could reduce our net income and the value of your investment.

As required by applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We could face adverse tax consequences if the PRC tax authorities determine that the contractual arrangements between Ailibao Management and Ailibao Shoes do not represent an arm’s-length price and adjust Ailibao Shoes’ income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction, for PRC tax purposes, of expense deductions recorded by Ailibao Shoes, which could in turn increase its respective tax liabilities. In addition, the PRC tax authorities may impose late payment fees and other penalties on our affiliated entities for underpaid taxes.

Our net income may be adversely affected if Ailibao Shoes’ tax liabilities increase or if it is found to be subject to late payment fees or other penalties.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese RMB into foreign currencies and, if Chinese RMB were to decline in value, reducing our revenue in U.S dollar terms.

Our reporting currency is the U.S. dollar and our operations in the PRC use their local currency as their functional currencies. Substantially all of our revenue and expenses are in Chinese RMB. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the RMB depends to a large extent on PRC government policies and the PRC’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of RMB to the U.S. dollar had generally been stable and the RMB had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the PRC government changed its policy of pegging the value of Chinese RMB to the U.S. dollar. Under the new policy, Chinese RMB may fluctuate within a narrow and managed band against a basket of certain foreign currencies. Following the removal of the U.S. dollar peg, the RMB appreciated more than 20% against the U.S. dollar over the following three years. From mid-2008 to mid-2010 the RMB traded within a narrow range against the U.S. dollar at approximately RMB6.83 per U.S. dollar. In June 2010, the People’s Bank of China announced the removal of the de facto peg. Following this announcement, the RMB has appreciated modestly. It is difficult to predict when and how RMB exchange rates may change going forward.

The income statements of our operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currency denominated transactions results in reduced revenue, operating expenses and net income for our operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge its exchange rate risks, although it may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge its exchange rate risks.

Although PRC governmental policies were introduced in 1996 to allow the convertibility of Chinese RMB into foreign currency for current account items, conversion of Chinese RMB into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Adminstration of Foreign Exchange (SAFE), which is under the authority of the People’s Bank of China. These approvals, however, do not guarantee the availability of foreign currency conversion. We cannot be sure that we will be able to obtain all required conversion approvals for our operations or that PRC regulatory authorities will not impose greater restrictions on the convertibility of Chinese RMB in the future. Because a significant amount of our future revenue may be in the form of Chinese RMB, our inability to obtain the requisite approvals or any future restrictions on currency exchanges could limit our ability to utilize revenue generated in Chinese RMB to fund our business activities outside of the PRC, or to repay foreign currency obligations, including our debt obligations, which would have a material adverse effect on our financial condition and results of operations.

We may have limited legal recourse under PRC law if disputes arise under our contracts with third parties.

The PRC government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If business ventures are unsuccessful, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the PRC government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

You may have difficulty enforcing judgments against us.

We are a U.S. holding company and most of our assets are located outside of the United States. Most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts (imposing monetary fines, penalties, damages or otherwise) or entertain original actions brought in the courts of the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not recognize or enforce a foreign judgment against us or our directors and officers (imposing monetary fines, penalties, damages or otherwise) or entertain original actions brought in the courts of the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest. So it is uncertain whether a PRC court would recognize or enforce a judgment rendered by a court in the United States.

We must comply with the Foreign Corrupt Practices Act and PRC anti-bribery law, which may put us at a competitive disadvantage.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. We are also subject to PRC anti-bribery law, which strictly prohibits bribery of government officials. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we can not assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

Certain PRC government approvals may be required under regulations adopted in August 2006, and, if required, we cannot predict whether we will be able to obtain such approval.

In 2006, six PRC regulatory agencies jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule. This rule requires that, if an overseas company is established or controlled by PRC domestic companies or citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC domestic companies or citizens, such acquisition must be submitted to the Ministry of Commerce, rather than local regulators, for approval. In addition, this regulation requires that an overseas company controlled directly or indirectly by PRC companies or citizens and holding equity interests of PRC domestic companies needs to obtain the approval of the China Securities Regulatory Commission, or CSRC, prior to listing its securities on an overseas stock exchange. On September 21, 2006, the CSRC, published a notice on its official website specifying the documents and materials required to be submitted by overseas special purpose companies seeking CSRC’s approval of their overseas listings.

While the application of the M&A Rule remains unclear, based on their understanding of current PRC laws, regulations, and the notice published on September 21, 2006, our PRC counsel has advised us that since our subsidiaries were established by means of direct investment rather than by merger or acquisition of the equity interest or assets of any “domestic company” as defined under the M&A Rules, and no provision in the M&A Rules classifies our contractual arrangements with Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd as a type of acquisition transaction falling under the M&A Rules, we are not required to submit an application to the Ministry of Commerce or the CSRC for its approval for our contractual control on Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd or any of our transactions including the reverse merger listing of Ailibao International Investment Limited and its subsidiaries and contractually controlled company.

If the CSRC or another PRC regulatory agency subsequently determines that the approvals from the Ministry of Commerce and/or CSRC were required, our contractual control over the PRC business could be challenged and we may need to apply for a remedial approval and may be subject to certain administrative punishments or other sanctions from PRC regulatory agencies. The regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of our foreign currency in our offshore bank accounts into the PRC, or take other actions that could materially and adversely affect our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock.

The M&A Rule sets forth complex procedures for acquisitions conducted by foreign investors that could make it more difficult to pursue acquisitions.

The M&A Rule sets forth complex procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Complying with the requirements of the M&A Rule to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

ITEM 1B.             UNRESOLVED STAFF COMMENTS

Not applicable to smaller reporting companies.

ITEM 2.	PROPERTIES

We have two factories, which we refer to as “factory site 1” and “factory site 2.” We have been using the land of factory site 1 since our inception and factory site 2 since 2002, pursuant to agreements with the local townships for the use of the land, accompanied by one-time payments. While we enjoy good relations with the township and are under no pressure to change the terms of the property usage, we are seeking to further solidify our property usage for the long-term interest of our company by converting the land to state-owned land, and by receiving an ownership certificate commonly known as a land use right.

Factory site 1 and factory site 2 have a combined area of 11,987 square meters.  Factory site 1 is 4,200 square meters (including production department and apartment building) and factory site 2 is 7,787 square meters (including production department. A parcel of land located inside the factory site 2, is the subject of an application for a land-use right, which is still in progress. Further, there is approximately 3,787 square meters for living quarters for staff and workers, 2,425 square meters for an office building and 2,980 square meters for warehouse space.

The following lists our property, including our method of ownership.

Company Name	Property Area (Sq. meters)	Ownership	Land Area (Sq. meters)	Ownership	Building Address	Principal Uses of Building
Ailibao Shoes	4,200	Application for ownership certificate has been made*	800 (1.2 mu)	Application for ownership certificate has been made*	Jiangtou Village, Chendai Town, Jinjiang City, Fujian Province	Production Department, Apartment Building
Ailibao Shoes	7,787	Application for ownership certificate has been made*	4,270	Application for ownership certificate has been made*	Jiangtou Village, Chendai Town, Jinjiang City, Fujian Province	Production Department
Ailibao Shoes	9,192	Self-owned with Housing Ownership Certificate	8,690	Land-use right owned	Jiangtou Village, Chendai Town, Jinjiang City, Fujian Province	Company: Warehouse, Office Building and Apartment Building

*
On October 14, 2010, Jinjiang Planning and Construction and Real Estate Bureau issued a certification letter, confirming that using the building mentioned above is not against local laws and obtaining the building ownership certificate is without material obstacle.

ITEM 3.	LEGAL PROCEEDINGS

In the normal course of business, we are subject to claims and litigation. Neither we nor our subsidiaries, or any of our property or the property of our subsidiaries, are currently a party to any material legal proceedings nor are we aware of any material proceeding to which any of our directors, officers, affiliates, or any holder of more than five percent of our common stock, or any associate of any such director, officer, affiliate, or shareholder, is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

PART II

ITEM 4.	(REMOVED AND RESERVED)

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES.

Market Information

Until January 21, 2011, we were a privately held company and there was no established public trading market for our common stock.

Holders

As of March 29, 2011, ASWV was the single record holder of Ailibao’s ordinary shares.

Dividend Policy

We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock for the foreseeable future.

Future cash dividends, if any, will be at the discretion of our Board of Directors and will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as our Board of Directors may deem relevant. We can pay dividends only out of our profits or other distributable reserves and dividends or distribution will only be paid or made if we are able to pay our debts as they fall due in the ordinary course of business.

Applicable PRC laws, rules and regulations permit payment of dividends by the consolidated PRC entities only out of their retained earnings, if any, determined in accordance with PRC accounting standards, which differ in many aspects from generally accepted accounting principles in other jurisdictions including IFRS. Based on PRC accounting standards, the consolidated PRC entities are also required to set aside a certain percentage of their after-tax profit each year to their reserve fund in accordance with the requirements of relevant laws and provisions in their respective articles of associations, which are not available for distribution as cash dividends. As a result, the consolidated PRC entities are restricted in their ability to transfer a portion of their net income to the registrant whether in the form of dividends, loans or advances. Any limitation on the ability of our subsidiaries to pay dividends could materially adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

Under the new PRC Enterprise Income Tax Law and implementation regulations issued by the State Council, PRC income tax at the rate of 10%, unless relevant treaties provide for a lower rate, is applicable to dividends paid by enterprises incorporated in the PRC to “non-resident enterprises” (enterprises that do not have an establishment or place of business in the PRC, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business) subject to the application of any relevant income tax treaty that the PRC has entered into. If the registrant or our non-PRC incorporated subsidiaries are considered “nonresident enterprises,” any dividend that registrant or any such subsidiary receives from the PRC subsidiaries may be subject to PRC taxation at the 10% rate (or lower treaty rate).

Securities Authorized for Issuance Under Equity Compensation Plans

We presently do not have any equity based or other long-term incentive programs. In the future, we may adopt and establish an equity-based or other long-term incentive plan if our management believes that it is in our and our stockholders’ best interest to do so.

Recent Sales of Unregistered Securities

None.

Issuer Repurchases

None.

ITEM 6.	SELECTED FINANCIAL DATA

Not applicable to smaller reporting companies.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Disclaimer Regarding Forward-Looking Statements

This Form 8-K/A contains forward-looking statements within the meaning of the federal securities laws. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “we believe,” “believes,” “management believes” and similar language.  Except for the historical information contained herein, the matters discussed in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this report are forward-looking statements that involve risks and uncertainties. The factors listed in the section captioned “Risk Factors,” as well as any cautionary language in this report provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those projected. Except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events after the date of this Current Report on Form 8-K.

Formation

Our 100% owned PRC subsidiary, Ailibao (Fujian) Marketing Management Company Limited, (“Ailibao Marketing”) has entered into a set of agreements with Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co. Ltd (“Ailibao Shoes”), which is a PRC operating company that was reorganized in 1998, and with the current owners of Ailibao Shoes.  Under these agreements, signed on November 18, 2010, Ailibao Marketing has effective control of the board of directors and as well as the right to all net profits of Ailibao Shoes.  Under US accounting rules, Ailibao Shoes is consolidated into our financials as a variable interest entity (“VIE”).  We typically refer to Ailibao Shoes, Ailibao Management, and our affiliates together as “We.”

Overview

We design, produce and distribute Ailibao branded footwear and apparel. We began our current operations in 1998 and our corporate headquarters are located in Jinjiang city, Fujian province. Our footwear product line includes basketball, running, tennis, skateboarding, hiking, and casual sport shoes. Our apparel product line includes t-shirts, sweaters, sports suits, jackets, sports bags and caps. The quantities of accessories including sports bags and caps are relatively small each year and are included within our apparel figures. We operate our own shoe production facilities but continue to outsource more than half of our shoe production needs and all of our clothing production requirements to contract manufacturers.

We sell and ship our products directly to distributors, who supply Ailibao products to retail outlets including street level retail stores, in-mall retail stores, department store sales booths, and mixed sportswear retail stores.  Our products are currently sold in 1,237 retail outlets in 20 provinces, with the highest concentration in Western China.   Over 337 of these retailers carry Ailibao products exclusively and use Ailibao branding in their signage.  While we do not have a contractual relationship with these retailers, we regularly provide store design as well as start-up and merchandising support to such retailers, which we refer to as Ailibao Franchise stores.

Revenue

To facilitate the release of new products, we host sales fairs for our distributors in March, June, and September, so they can review new products and develop their orders.  Most of our orders arise during or shortly after the sales fairs.  20-25% of our orders come as in-season “re-orders.”  Our brand is mainly known for our shoes, which constituted approximately 80% of our sales for the 2010 fiscal year.  We typically sign a 60-month agreement with our distributors.  For most orders we require the payment to be paid within 30 days after delivery. We will assess and extend our credit terms granted to distributors for some reasons as raised by them. In accordance to our contracts with distributors, we need to buy back excess inventory from our distributors subject to a 20-60% discount on the original purchase price upon their request.  Up to now, we do not need to buy back any excess inventory from our distributors. They can digest and sell out their excess inventory after a series of pre-approved seasonal sales fairs. To maintain channel flow and lessen risk of any build-up of outdated products, we encourage distributors to order only what they think they can distribute in a short period. We also request that they clear out their inventory on then pay for the last month’s shipment before we arrange and send a new shipment. We also support and promote the development of new retailers selling our product by providing store design support, merchandising support, and start-up assistance.

The main factors that affect our revenue include the following:

(a)	Size of sales network

We sell our products directly to distributors, who supply their retail network. This current size and future growth of this network is the most critical factor in affecting our total sales.

(b)	Positioning and price

Ailibao is positioned as a value oriented stylish brand versus international brands with broad appeal to mainstream Chinese consumers. The average retail price of our shoes is approximately RMB 180 per pair.  We believe this price point versus international brands is also substantial driver of sales.

(c)	Our production capacity

Our current production capacity cannot meet our annual sales demand. We thus rely on contract manufacturers for most of our shoe production and all of our clothing production. Such reliance on outsourcing can affect our sales in that they require larger orders and longer lead times than our own production lines.  We believe that expanding our own production capacity will alleviate these issues, enabling us to offer a wider product line and complete more in-season reorders.

(d)	Appealing styles and models.

We design and produce a wide range of shoe styles, including standard and more distinctive styles. Our distinctive styles have added much character to our brand.   Ailibao’s street fashion and hip-hop designs are consistently among our best sellers, and thus our ability to successfully develop new and appealing designs will have a significant effect on our revenues.

(e)	Competition

We face competition from many PRC and international brands. We also face competition from unlicensed counterfeit goods bearing premium brand names. The sportswear footwear market is large and fragmented, giving consumers a wide array of choices. The marketing, product design, and pricing of our competitors can affect our sales.

(f)	Access to capital

A key strategy for increasing brand awareness and sales performance has been the development of Ailibao-branded franchise stores, which typically feature modern design and sell our products exclusively.  Our access to capital and ability to contribute start-up subsidies for such stores can influence the size of our retail network and thus our sales levels.

Please refer to the section “Risk Factors” herein for further information on other factors that may affect our revenue.

Cost of revenue

Our cost of revenue comes from our own production as well as subcontract manufacturers.   For our own production, cost of revenue includes cost of raw material, direct labor and production overhead, which typically accounts for approximately 80%, 15% and 5% of our cost of revenue, respectively, but which vary during individual periods. Direct labor includes salaries, wages and staff related costs of plant operators and those who are directly involved in the production of our products. Overhead consists mainly of material usage, depreciation charges on machinery, utilities (water and electricity) and other factory related costs.  The main raw materials we use for our own shoe production are leather, shoe soles, and canvas, which are subject to market forces and period price changes.

A majority of our shoe production and all of our clothing production are outsourced to contract manufacturers, thus most of our cost of revenue comes from contract prices negotiated with outsource or subcontract manufacturers. We typically negotiate outsource production contracts using per item costs based on overall order quantities. Usually, this subcontracting price is based on our estimation of actual unit production cost.  As compared to our own production, the subcontracting costs of apparel products and shoes in the fiscal years 2009 and 2010 totaled 66.5% and 71.5% respectively, with per item prices relatively stable. For most outsource production, we typically pay within 2-3 months of receiving finished product, and the contract manufacturer pays the cost of shipping to our warehouse.  The ultimate cost of revenue we experience from outsource production varies with the costs of raw material, labor, and overhead experienced by the subcontract manufacturers, combined with their own mark-up or profit margin.

We carefully select and evaluate our contract manufacturers. Each of our contract manufacturers is subject to an annual evaluation and assessment of product quality and timeliness of product delivery. We monitor the operation and performance of our contract manufacturers by checking each batch of products delivered to us and timely reporting to the relevant contract manufacturers any failure to meet our product quality requirements or incidents of late delivery.

Gross profit margin

We seek to maintain our gross profit margins at around 30%.  We have historically been able to achieve our target because we use the “cost plus” method to price our products to our distributors after confirming the materials and other costs for specific models being offered that season.  In addition, we don’t go into large-scale production until we have received specific orders and thus have minimal production overstock.  While our gross margins are relatively stable, the overall amount of gross profit will vary with our revenue and the changes in relevant sales order levels for the year/period under review. Overall gross profits have been rising in correlation to the increase in the number of retail outlets carrying our products for the year/period under review.

Operating expenses

Our operating expenses consist of selling costs, distribution costs, and administrative expenses.  Our selling and distribution costs mainly consist of advertising expenses, business promotion expenses, exhibition expenses, and transportation costs. Our administrative expenses mainly consist of management and administrative salaries, new product development expenses, and staff welfare.  Our operating costs are budgeted and predictable.  We seek to keep our advertising expenses relatively low, by relying on indirect advertising and brand promotion via our franchise stores. In addition, our brand image as “street fashion” and “hip hop” has reduced the need to retain professional athletes as spokespeople.  We have plans to increase our sponsorship and advertising costs but expect that such expenditures as a percentage of sales will be relatively low compared to that of competing international brands.

Interest expenses

Our interest expenses consist mainly of interest on bank borrowings, which were incurred for working capital purposes.

Income taxes

We are subject to income taxes in accordance with the tax law of the PRC.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We have identified certain accounting policies that are significant to the preparation of the financial statements. Critical accounting policies are those that are both most important to the portrayal of our results of operations and financial condition and require management’s most difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.  Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments.  We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of the financial statements.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for routine repairs and maintenance are expensed as incurred.   Depreciation is calculated on the straight-line basis over each asset’s estimated useful life down to the estimated residual value of each asset. Estimated useful lives are as follows:

Buildings	20 years
Plant and machinery	10 years
Furniture and equipment	5-10 years

Revenue recognition

We derive our revenue only from product sales.  We recognize revenue for product sales in accordance with Accounting Standards Codification 605, Revenue Recognition (formerly Staff Accounting Bulletin, or SAB No. 104, Revenue Recognition), under which revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or service has been rendered, the fee is fixed or determinable and collectability is reasonably assured.  Revenue from product sales is generally recognized upon shipment.

Inventories

Inventories consists of raw materials, work in progress and finished goods on hand. They are stated at the lower of weighted average cost or market.  We evaluate our ending inventories for excess quantities and obsolescence on a yearly basis.  This evaluation includes analysis of historical and forecasted sales levels by product.  A provision is recorded for inventories on hand in excess of forecasted demand.  In addition, we write off inventories that are considered obsolete.  Obsolescence is determined from several factors, including competitiveness of product offerings, market conditions and product life cycles.  Increases to the allowance for excess and obsolete inventory are charged to cost of revenue.  At the point of the loss recognition, a new, lower of cost or market basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.  If this lower of cost or market inventory is subsequently sold, the related allowance is matched to the movement of related product inventory, resulting in lower costs and higher gross margins for those products.

Accounts receivable

We defer recognition of revenue and the related receivable when we cannot estimate whether collectability is reasonably assured at the time products are delivered to our customer.  We also provide allowances for doubtful debt.  In establishing the allowance for doubtful debt, we review the customer’s payment history and information regarding their credit worthiness.   We seek to have strong credit policies and historically have had immaterial bad debt levels.

Recent accounting pronouncements

 In September 2009, the Financial Accounting Standards Board (“FASB”) reached a consensus on Accounting Standards Update (“ASU”), or ASU 2009-13, Revenue Recognition (Topic 605) – Multiple-Deliverable Revenue Arrangements , or   ASU 2009-13 and ASU 2009-14,   Software (Topic 985) – Certain Revenue Arrangements That Include Software Elements , or   ASU 2009-14.  ASU 2009-13 modifies the requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered.  ASU 2009-13 eliminates the requirement that all undelivered elements must have either: i) vendor-specific objective evidence (“VSOE”) or ii) third-party evidence (“TPE”) before an entity can recognize the portion of an overall arrangement consideration that is attributable to items that already have been delivered.  In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements.  Overall arrangement consideration will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price.  The residual method of allocating arrangement consideration has been eliminated.  ASU 2009-14 modifies the software revenue recognition guidance to exclude from its scope tangible products that contain both software and non-software components that function together to deliver a product’s essential functionality.  These new updates are effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.  Early adoption is permitted.  We are currently evaluating the impact that the adoption of these ASUs will have on our consolidated financial statements.

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.  This ASU provides amendments that clarify existing disclosures on levels of disaggregation, inputs and valuation techniques to improve transparency in financial reporting.  ASU 2010-06 also requires new disclosures on transfers in and out of Level 1 and Level 2, and activity in Level 3 fair value measurements.  This amendment is effective for interim and annual reporting periods beginning after December 15, 2009 except for the disclosures about purchases, sales, issuance and settlements in the roll-forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years.  We are currently evaluating the impact that the adoption of this ASU will have on our consolidated financial statements.

In February 2010, the FASB issued ASU 2010-09, Subsequent Events (Topic 855) Amendments to Certain Recognition and Disclosure Requirements. ASU 2010-09 amends disclosure requirements within Subtopic 855-10. An entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated. This change alleviates potential conflicts between Subtopic 855-10 and the SEC’s requirements. ASU 2010-09 is effective for interim and annual periods ending after June 15, 2010. The Company expects the adoption of ASU 2010-09 will not have a material impact on the Company’s results of operations or financial position.

In July 2010, the FASB issued ASU 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.  ASU 2010-20 improves the disclosures that an entity provides about the credit quality of its financing receivables and the related allowance for credit losses. As a result of these amendments, an entity is required to disaggregate by portfolio segment or class certain existing disclosures and provide certain new disclosures about its financing receivables and related allowance for credit losses. For public entities, the disclosures as of the end of a reporting period are effective for interim and annual reporting period ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. The Company expects the adoption of ASU 2010-20 will not have a material impact on the Company’s results of operations or financial position.

In August 2010, the FASB issued ASU 2010-21, Accounting for Technical Amendments to Various SEC Rules and Schedules. Amendments to SEC Paragraphs Pursuant to Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules and Codification of Financial Reporting Policies. ASU 2010-21 amends various SEC paragraphs pursuant to the issuance of Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules and Codification of Financial Reporting Policies. The Company expects the adoption of ASU 2010-21 will not have a material impact on the Company’s results of operations or financial position.

In August 2010, the FASB issued ASU 2010-22, Accounting for Various Topics-Technical Corrections to SEC paragraphs (SEC Update). ASU 2010-22 amends various SEC paragraphs based on external comments received and the issuance of Staff Accounting Bulletin (“SAB”) 112, which amends or rescinds portions of certain SAB topics. The Company expects the adoption of ASU 2010-22 will not have a material impact on the Company’s results of operations or financial position.

None of the above new pronouncements has current application to the Company, but may be applicable to the Company’s future financial reporting.

Results of Operations

Results of operations for the year ended December 31, 2010 compared to the year ended December 31, 2009

The following tables set forth key components of our results of operations for the years indicated, in US dollars, and key components of our revenue for the year indicated, in US dollars. The discussion following the table is based on these results.

	Year ended December 31,
	2010	2009
	(audited)	(audited)

Revenue	$104,637,675	$81,513,360
Cost of revenue	(72,021,816)	(55,721,656)
Gross profit	32,615,859	25,791,704

Operating expenses:
Selling and distribution expenses	(1,610,533)	(1,712,346)
General and administrative expenses	(2,980,673)	(2,474,134)
Total operating expenses	(4,591,206)	(4,186,480)
Income from operations	28,024,653	21,605,224

Interest and other income, net	13,900	6,709

Finance costs	(133,193)	(43,822)

Income before income taxes	27,905,360	21,568,111

Income taxes	(7,011,303)	(5,461,805)

Net income	20,894,057	16,106,306

Other comprehensive income:
Foreign currency translation gain	772,908	9,461

Total comprehensive income	$21,666,965	$16,115,767

Revenue:

Revenue increased by $23,124,315 or 28%, from $81,513,360 for the year ended December 31, 2009 to $104,637,675 for the year ended December 31, 2010.  The growth rate during the year of revenue from apparel products was 14.3% as compared to 31.0% of sport shoes.  On an overall basis, shoes were the largest contributor to our total turnover in 2010, accounting for 79.7% of sales in year 2010.   In year 2010, we shipped 9,566,104 pairs of shoes, as compared with 7,685,784 pairs for year 2009. We attribute most of the overall sales growth in 2010 to the increase in retail outlets carrying our products, which increased from 1008 retail outlets at the end of 2009 to 1237 retail outlets by the end of 2010. These retail stores were opened mainly in western China, including Cheng Du, Chong Qing, Gui Yang and Xian. Some stores were also opened in southern China.

Cost of revenue:

Cost of revenue increased by $16,300,160, or 29%, from $55,721,656 for the year ended December 31, 2009 to $72,021,816 for the year ended December 31, 2010.  The percentage increase in cost of revenue was in line with the increase in revenue as mentioned above.   The direct labor cost increased in line with the production volume during the year. The quantity of shoes produced by self-production in 2009 was 3.5 million pairs, as compared to 3.6 million pairs of shoes in 2010. The percentage of raw materials in the total costs of self-production decreased from 82% in 2009 to 73% in 2010.  This was attributable to the change in our newly launched models in the fourth quarter of year 2010 using more fabrics to replace leather. It would avoid the increasing price of leather in year 2010 to seriously affect our selling prices. Out of the total cost of revenue, the total subcontracting cost for shoes and apparels for year 2010 were 72.0% as compared to 66.9% for year 2009.

Gross profit:

Gross profit increased by $6,824,155, or 26%, from $25,791,704  for the year ended December 31, 2009 to $32,615,859 for the year ended December 31, 2010.  The increase in gross profit was in line with the increase in revenue as mentioned above. Since the Company typically sets its selling prices after confirming raw materials and other costs, we were able to maintain stable gross margins.   The gross profit margin for year 2010 was 31.2%, compared to 31.6%, for the year 2009.  We attribute the increase in gross profit for the year as due to increased consumer acceptance of our brand and the above-mentioned increase in retail outlets carrying our products.

Operating expenses:

(i)	Selling and distribution expenses

Selling and distribution expenses decreased by $101,813, or 6%, from $1,712,346  for the year ended December 31, 2009 to $1,610,533 for the year ended December 31, 2010.  The decrease in selling and distribution expenses for the year ended December 31, 2010 was in line with the decrease in business promotion activities and business exhibitions in the year 2010.

(ii)	General and administrative expenses

General and administrative expenses increased by $506,539, or 20%, from $2,474,134 for year ended December 31, 2009 to $2,980,673 for year ended December 31, 2010.  The increase in general and administrative expenses for year ended December 31, 2010 was in line with the increase in volume of business, which was mainly due to the increase in product development expenses for the year ended December 31, 2010 of $328,326.

Income from operations:

Income from operation was $21,605,224 for the year ended December 31, 2009, compared to $28,024,653 for the year ended December 31, 2010.  The increase of $6,419,429, or 30%, was primarily the result of the increase in gross profit.    We attribute most of these gains to an increase in consumer awareness of our brand and primarily from the increase in retail outlets carrying our products.

Interest and other income, net

This category includes proceeds from the disposal of raw materials cuttings, which were offset by miscellaneous and non-operational charges including charity donation.  The net result is about 0.04% and 0.07% to net income for the years 2009 and 2010 respectively.

Finance costs

Finance costs were 43,822 for the year ended December 31, 2009, compared to $133,193 for the year ended December 31, 2010.  It was about 0.27% and 0.64% of net income for the years 2009 and 2010 respectively.

Income taxes

Income taxes was $5,461,805 for the year ended December 31, 2009, compared to $7,011,303 for the year ended December 31, 2010.  The increase of $1,549,498, or 28%, was in line of the increase in income from operations as mentioned above.

Net income

Net income was $20,894,057 for the year ended December 31, 2010, compared to $16,106,306 for the year ended December 31, 2009, an increase of $4,787,751 or 30%. The increase in net income is in line with the increase in our revenues, and its percentage increase is about the same as that of income from operations as shown above.  We attribute our rise in net income mainly to the increase in consumer awareness of our brand and number of retail outlets carrying our products.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2010, our balance of cash and cash equivalents was $13,086,927.   As of December 31, 2009, our balance of cash and cash equivalents was $627,964. The increase of 12,458,963 or 20 times was due mainly to the reclassification of the amount due from a related party to the cash and cash equivalents during the year 2010. These funds were located in PRC financial institutions. The primary uses of cash have been for selling and marketing expenses, employee compensation, new product expenses and working capital. Other than dividends, all funds received have been expended in the furtherance of growing the business, establishing brand portfolios, and used for the repayment of loans payable and business related expenditures.

Quantitative and qualitative disclosures about market risk

Interest rates. Our exposure to market risk for changes in interest rates relates primarily to our short-term investments and short-term obligations; thus, fluctuations in interest rates would not have a material impact on the fair value of these securities. At December 31, 2010, we had approximately $13,086,927 in cash and cash equivalents.  A hypothetical 10% increase or decrease in interest rates would not have a material impact on our earnings or loss, or the fair market value or cash flows of these instruments.

Foreign exchange rates. All of those revenues derived and expenses and liabilities incurred are in RMB (the currency of the PRC). Thus, the revenues and operating results would not be impacted by exchange rate fluctuations in the currency of RMB. However, as the reporting currency is US Dollar, the exchange rate would influence the asset and liability value and other comprehensive income.

Off-Balance Sheet arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs). During the years under review, a major portion of our sales proceeds were deposited into a bank account owned by one of our founders.   This account was controlled by us and its Ailibao transaction activity has been included in our audited figures.  On November 12, 2010, we closed this account and deposited its balance into our main corporate account, to eliminate any future appearance or possibility of controls risks.

NET CURRENT ASSETS/LIABILITIES

	As of December 31,
	2010	2009
	$’000	$’000

Current assets:
Cash and cash equivalents	13,087	628
Restricted cash	28	420
Accounts receivable	23,827	13,978
Inventories	2,245	3,765
Due from a related party	-	8,882
Other current assets	649	2,703

Total current assets	39,836	30,376

Current liabilities:
Accounts payable	10,280	8,235
Accrued expenses and other payables	2,458	1,654
Short term bank loans	1,760	1,685
Current tax payable	3,242	2,532
Dividend payable	-	15,383

Total current liabilities	17,740	29,489

Net current assets	22,096	887

We had net current assets of $22.1 million, and $0.9 million as of December 31, 2010 and December 31, 2009, respectively.  The significant improvement in net current assets as of December 31, 2010 of $21.2 million was primarily due to the decrease in dividends payable of $15.4 million.

Accounts receivable

Our accounts receivable represent receivables from customers for sales of products. We had accounts receivable of $23.8million and $14 million as of December 31, 2010 and December 31, 2009, respectively.  The increase in accounts receivable as of December 31, 2010 as compared to year 2009 was in line with the increase in sales.

The table below sets out our accounts receivable turnover days for the years indicated:

	2010	2009

Accounts receivable turnover days (note)	66	50

Note:
Accounts receivable turnover days is equal to the average accounts receivable divided by sales and multiplied by 365 days. Average accounts receivable are equal to accounts receivable at the beginning of the year plus accounts receivable at the end of the year and divided by two.

They are in line of the usual credit terms allowed for account receivables not more than 90 days.

Inventories

Our inventories amounted to $2.2 million and $3.8 million as of December 31, 2010 and December 31, 2009 respectively.

	2010	2009

Inventory turnover days (note)	15	22

Note:
The calculation of inventory turnover days is based on the average inventory balances divided by cost of goods sold and multiplied by 365 days for the year.  Average inventory balances are equal to inventory balance at the beginning of the year plus inventory balances at the end of the year and divided by two.

The inventory turnover days was decreased by 31% from 22 days for year 2009 to 15 days for year 2010.  These represent no indications of any problems in disposal of inventories for year 2009 through the year ended December 31, 2010.

Accounts payable

Our accounts payable primarily represented the amount we owed to our suppliers for the purchase of raw materials.

ITEM 7A	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest rates. Our exposure to market risk for changes in interest rates relates primarily to our short-term investments and short-term obligations; thus, fluctuations in interest rates would not have a material impact on the fair value of these securities. At December 31, 2010, we had approximately $13.1 million in cash and cash equivalents.  A hypothetical 10% increase or decrease in interest rates would not have a material impact on our earnings or loss, or the fair market value or cash flows of these instruments.

Foreign exchange rates. All of our revenues derived, and expenses and liabilities incurred, are in RMB (the currency of the PRC). Thus, the revenues and operating results would not be impacted by exchange rate fluctuations in the currency of RMB. However, as the reporting currency is US Dollar, the exchange rate would influence the asset and liability value and other comprehensive income.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY FINANCIAL DATA

Consolidated Financial Statements

The financial statements required by this item begin on page F-1 hereof.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

ITEM 9A.            CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

As of December 31, 2010, we were a privately-held company and not required to conduct an evaluation of the effectiveness, as of December 31, 2010, of the design and operation of our disclosure controls and procedures, as such term is defined in Exchange Act Rules 13a-15(e) and 15d-15(e). As such, we undertook no such evaluation.

Internal Controls Over Financial Reporting

As of December 31, 2010, we were a privately-held company and we were not required to assess the effectiveness of our internal control over financial reporting at December 31, 2010, or to report changes in our internal report over financial reporting for the fiscal year ended December 31, 2010.

ITEM 9B.            OTHER INFORMATION

None.

PART III

ITEM 10.             DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

Set forth below, as of January 21, 2011, are the names of ASWV’s directors, officers and significant employees, their ages, all positions and offices that they hold with us, the period during which they have served as such, and their other directorships and business experience during at least the last five years.  The directors will serve until the next annual meeting of the stockholders or until their successors are elected or appointed and qualified. Executive officers will serve at the board’s discretion.

Name	Age	Position
Ding Baofu	39	Chief Executive Officer, Chairman
Ding Baojian	46	Chief Operating Officer, Director(1)
Lo Wing Sang	44	Chief Financial Officer
Ding Changming	33	Director(1)
Neville Pearson	66	Director(2)

(1)        Appointed as a member of ASWV’s board of directors on January 21, 2011, effective as of February 5, 2011.
(2)        Resigned from ASWV’s board of directors on January 21, 2011, effective as of February 5, 2011.

Mr. Baofu Ding has been ASWV’s chairman of the board and chief executive officer since January 21, 2011. Mr. Ding has over 18 years experience in the sportswear industry and is responsible for ASWV’s overall strategic planning as well as overseeing the production and marketing of our products.  Mr. Ding is one of the founders of Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd. and has served as the chairman and chief executive officer since its inception in 1998.  Mr. Ding received a junior college degree in business administration management at Quanzhou Liming University in 1993.  Management of ASWV believes Mr. Ding’s experience in footwear manufacturing and marketing allows him to provide valuable insight in his role as Chairman of the Board.

Mr. Baojian Ding has been ASWV’s chief operating officer and director since January 21, 2011. Mr. Ding has over 25 years experience in the sportswear industry and is responsible for overseeing Ailibao’s operations as well as new product developments.  Mr. Ding is one of the founders of Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd., and has been head of the product development since its inception in 1998. From 1986 to 1992, Mr. Ding was the producing department manager of a private footwear factory in Jinjiang. Management of ASWV believes Mr. Ding’s extensive experience in the footwear industry and his expertise in evaluating raw materials for footwear manufacturing allows him to share a valuable perspective with the Board of Directors.

Mr. Wing Sang Lo has been ASWV’s chief financial officer since January 21, 2011. Mr. Lo has served the chief financial officer of  Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd. since 2010. Prior to joining us, he was the chief financial officer of Chu Kong Petroleum and Natural Gas Steel Pipe Holdings Limited from November 2007 through June 2009. From 2006 to 2007, Mr. Lo held the chief financial officer position at Winning Metal Products Manufacturing Company Ltd.  From 2000 to 2006, he held controller and vice president positions in Finance (Group accounts) and company secretary positions in each of Foxconn International Holdings Limited (Stock code: 2038) and Pico Far East Holdings Limited (Stock code: 752). Mr. Lo obtained his bachelor’s degree from City University of Hong Kong in 1994 and is qualified as ACIS, ACS, FCCA, CPA, CPA (Practicing) and ACA.

Mr. Changming Ding was appointed as a member of ASWV’s board of directors on January 21, 2011, effective as of February 5, 2011.  Mr. Ding is one of the founders of Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd., and has served as its vice general manager and head of the accounting department from its inception in 1998. Mr. Ding has over 11 years experience in the sportswear market and received a junior college degree in business administration management at Quanzhou Liming University in 2000. Management of ASWV believes Mr. Ding’s experience in the footwear industry and accounting provides him valuable insights from which he helps guide our Board of Directors.

Neville Pearson resigned as a director effective February 5, 2011. Mr. Pearson is a Fellow of the Association of Chartered Certified Accountants, and has gained over 35 years of senior level financial management experience at CFO / Controller level with both Public Multi-National and Private Companies on three continents. Mr. Pearson has extensive experience in the Real Estate Development and Construction fields, as well as having worked in the Automotive, Mining and Food manufacturing sectors.

Each of Baofu Ding, Baojian Ding, Wing San Lo and Changming Ding were appointed to the ASWV Board of Directors pursuant to the Exchange Agreement.

Family Relationships

ASWV’s three directors, Ding Baofu, Ding Baojian and Ding Changming are all brothers. There are no other family relationships among our executive officers, directors and significant employees.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of our Company during the past ten years.

Code of Ethics

ASWV adopted a Code of Business Conduct and Ethics on March 8, 2011. The Code of Ethics, in accordance with Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K, constitutes our Code of Ethics for our principal executive officer, our principal financial and accounting officer and our other senior financial officers. The Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters. A printed copy of the Code of Ethics may be obtained free of charge by writing to ASWV at  Jiangtou Industrial Zone, Chendai Town, Jinjiang City, Fujian Province 362211 People’s Republic of China, Attn: Chief Financial Officer.

Board Leadership Structure and Risk Oversight

ASWV’s Board of Directors is currently composed of three members, of which the chairperson of the Board of Directors, Ding Baofu, also serves as ASWV’s chief executive officer. All actions of the Board of Directors require the approval of a majority of the directors in attendance at a meeting at which a quorum is present. A quorum is a majority of the Board of Directors.  The Board of Directors believes that Mr. Baofu’s service as both Chairman of the Board and Chief Executive Officer is in the best interests of ASWV and its stockholders. Mr. Baofu possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. His combined role enables decisive leadership, ensures clear accountability, and ASWV’s ability to communicate its message and strategy clearly and consistently to ASWV’s stockholders, employees, customers and suppliers.

The Board of Directors is responsible for overall supervision of ASWV’s risk oversight efforts as they relate to the key business risks facing the organization. Management identifies, assesses, and manages the risks most critical to ASWV’s operations on a day-to-day basis and routinely advises the Board on those matters as the President/CEO and CFO have access to the Board of Directors and attend regular meetings. The Board’s role in risk oversight of ASWV is consistent with ASWV’s leadership structure, with senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board providing oversight as necessary in connection with those efforts.

Director Independence and Board Committees

ASWV does not currently have any independent directors serving on our Board of Directors. ASWV does not have currently have any Board committees. ASWV’s entire Board of Directors currently performs the functions that would be delegated to the audit committee.

Policy Regarding Board Attendance

ASWV’s directors are expected to attend meetings of the Board of Directors as frequently as necessary to properly discharge their responsibilities and to spend the time needed to prepare for each such meeting. ASWV’s directors are expected to attend annual meetings of stockholders, but ASWV does not have a formal policy requiring them to do so.

Shareholder Communications

ASWV has a process for shareholders who wish to communicate with the Board of Directors. Shareholders who wish to communicate with the Board may write to it at our address given above. These communications will be reviewed by one or more of our employees designated by the Board, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications.

Security Holder Recommendations for Board Nominees

There have been no changes to the procedures by which ASWV’s shareholders may recommend nominees to the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Ailibao was a privately-held company during the fiscal year ended December 31, 2010 and was not subject to the reporting requirements of Section 16(a).

ITEM 11.	EXECUTIVE COMPENSATION

Executive Compensation

The following table sets forth all compensation paid or to be paid by Ailibao for each of the last three fiscal years to each Named Executive Officer.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	All other compensation	Total

Ding Baofu	2010	$22,099	-	-	$22,099
CEO and President	2009	$21,171	-	-	$21,171
	2008	$21,012	-	-	$21,012

Lo Wing Sang	2010	$-	-	-	$-
Chief Financial Officer	2009	$-	-	-	$-
	2008	$-	-	-	$-

Compensation Discussion and Analysis

Ailibao’s executive compensation program for the named executive officers (NEOs) is administered by the Board of Directors. These executive officers include Mr. Baofu Ding, the chairman of the board and chief executive officer,  Mr. Wing Sang Lo our chief financial officer and Mr. Baojian Ding, our chief operating officer and director.

Background and Compensation Philosophy

Ailibao’s Board of Directors has not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. No pre-established, objective performance goals or metrics have been used by the Committee in determining the compensation of our executive officers.

Elements of Compensation

Our CEO and COO received a base salary to compensate them for services rendered during the year. Our policy of compensating certain executives with a cash salary has served the Company well.  We also use equity incentives to attract key executive talent.  Currently our CFO is primarily compensated through the use of Company equity.

Base Salary. The value of base salary for each of our named executive officers reflects his skill sets and the market value of those skill sets in the sole discretion of the board of directors.

Equity Incentives. The Company may use equity incentives as a method to attract and retain executive talent as a component of compensation.

Retirement Benefits. Our named executive officers are not presently entitled to company-sponsored retirement benefits.

Perquisites. We have not provided our executive officers with any material perquisites and other personal benefits and, therefore, we do not view perquisites as a significant or necessary element of our executive’s compensation.

Deferred Compensation. We do not provide our named executive officer the opportunity to defer receipt of annual compensation.

Employment Agreements with Executive Officers

Ailibao does not have any employment agreements with Ailibao’s executive officers.

Option Grants in Last Fiscal Year

There were no options granted to any of the named executive officers during the fiscal year ended December 31, 2010.

Equity Compensation Plan Information

Ailibao currently does not have any equity compensation plans.

Outstanding Equity Awards at Fiscal Year End

None.

Compensation of Directors

Ailibao’s directors are reimbursed for expenses incurred by them in connection with attending Board of Directors’ meetings, but they do not receive any other compensation for serving on the Board of Directors.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management

ASWV had 341,300,000 shares of common stock outstanding on January 21, 2011. Unless otherwise indicated, the address of each of the parties named below is c/o American Smooth Wave Ventures, Inc., Jiangtou Industrial Zone, Chendai Town, Jinjiang City, Fujian Province 362211l, PRC.

Names and Addresses of Beneficial Owners	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Lam Mei Ying(4)	282,176,601	82.67%

Ding Baofu, Chief Executive Officer and Chairperson of the Board(3) (4)	0	0%

Ding Changming, Director(3) (4)	0	0%

Lo Wing Sang, Chief Financial Officer(5)	5,078,544	1.48%

Ding Baojian, Chief Operating Officer and Director(3) (4)	0	0%

Neville Pearson, Director(6)	0	0%

All Directors and Officers as a Group(4) (5 Persons)	0	0%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities anticipated to be exercisable or convertible at or within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. The indication herein that shares are anticipated to be beneficially owned is not an admission on the part of the listed stockholder that he, she or it is or will be a direct or indirect beneficial owner of those shares.

(2)	Based on 341,300,000 shares of common stock outstanding on January 21, 2011.
(3)	Represents shares this person is entitled to purchase from Lam Mei Ying under an option agreement.
(4)
Address of this shareholder is Floor 2, Building 1, Kaiyuan Industrial Zone No.118, Jiangtou Village, Chendai Town, Jinjiang City.  In December 2010, Lam Mei Ying entered into a call option agreement with Ding Baofu, Ding Changming, Ding Baojian, Ding Fung Ying, Huang Xiu Yan, Ding Mei Chi and Chen Ke Qing (collectively, the “Optionees”), whereby the Optionees were granted the right to purchase 73,956,297 shares of our common stock, 73,956,297 shares of our common stock, 73,956,297 shares of our common stock, 14,918,223 shares of our common stock, 14,918,223 shares of our common stock, 14,918,223 shares of our common stock and 15,553,041 shares of common stock, respectively, from Lam Mei Ying.  The option vests and becomes exercisable according to the following schedule: (i) 30% if the Company’s net income for the first fiscal quarter of 2011 reaches $1,000,000; (ii) 30% if the Company’s net income for the second fiscal quarter of 2011 reaches $2,000,000 and (iii) the remaining 40% if the Company’s net income for the third fiscal quarter of 2011 reaches $3,000,000.  The option commences one month from effectiveness of a certain resale registration statement that may be filed by the Company and terminates on the one year anniversary of effectiveness.  The purchase price of the option shares is $0.00005 per share.

(5)	Address of this shareholder is Room 801, The Centre Mark, 287-299 Queen’s Road Central, Hong Kong.
(6)	Mr. Pearson's resignation from the Board of Directors is effective as of February 5, 2011.

Securities Authorized for Issuance Under Equity Compensation Plans

None.

Changes in Control

In December 2010, Lam Mei Ying, Ailibao’s controlling stockholder, entered into a call option agreement with Ding Baofu, Ding Changming, Ding Baojian, Ding Fung Ying, Huang Xiu Yan, Ding Mei Chi and Chen Ke Qing (collectively, the “Optionees”), whereby the Optionees were granted the right to purchase 73,956,297 shares of our common stock, 73,956,297 shares of our common stock, 73,956,297 shares of our common stock, 14,918,223 shares of our common stock, 14,918,223 shares of our common stock, 14,918,223 shares of our common stock and 15,553,041 shares of common stock, respectively, from Lam Mei Ying.  The option vests and becomes exercisable according to the following schedule: (i) 30% if Ailibao’s net income for the first fiscal quarter of 2011 reaches $1,000,000; (ii) 30% if Ailibao’s net income for the second fiscal quarter of 2011 reaches $2,000,000 and (iii) the remaining 40% if Ailibao’s net income for the third fiscal quarter of 2011 reaches $3,000,000.  The option commences one month from effectiveness of a certain resale registration statement that may be filed by Ailibao and terminates on the one year anniversary of effectiveness.  The purchase price of the option shares is $0.00005 per share.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Director Independence

Currently, Ailibao does not have any independent directors. Since our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of the NASDAQ Stock Market to make this determination.

Under NASDAQ Listing Rule 5605(a)(2), an “independent director” is a “person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.”

We do not currently have a separately designated audit, nominating or board of directors.  However, we do intend to comply with the independent director and committee composition requirements in the future.

Transactions with Related Persons

During the years ended December 31, 2010, 2009 and 2008, a major portion of our sales proceeds were deposited into a bank account owned by one of our founders.  This account was controlled by us and its Ailibao transaction activity has been included in our audited and reviewed figures.  On November 12, 2010, we closed this account and deposited its balance into our main corporate account, to eliminate any future appearance or possibility of controls risks.

ITEM 14.	PRINCIPAL ACCOUNTING FEES AND SERVICES

Baker Tilly Hong Kong Limited was appointed as Ailibao’s auditor in 2010 and audited Ailibao’s consolidated financial statements for the years ended December 31, 2010, 2009, 2008 and 2007.

Fees for the fiscal years ended December 31, 2010 and 2009

Audit Fees.  Baker Tilly Hong Kong Limited billed aggregate fees of $220,000 for the audits of Ailibao’s annual financial statements for the fiscal years ended December 31, 2009, 2008 and 2007 and the review of Alibao's financial statements for the nine months ended September 30, 2010.

Baker Tilly Hong Kong Limited billed aggregate fees of $80,000 for the audits of the annual financial statements of ASWV and Ailibao for the fiscal year ended December 31, 2010.

Audit-Related Fees.  None.

Tax Fees.          None.

All Other Fees.   None.

Pre-Approval Policies and Procedures

We do not have a separately designated audit committee and we do not rely on pre-approval policies and procedures.

PART IV

ITEM 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)           The following are filed with this Annual Report:

(1)           Financial Statements: Consolidated Financial Statements start on page F-1.

(2)           Not applicable.

(3)           See exhibits referred to below.

(b)           The exhibits listed below are filed as part of this Annual Report.

(c)           Not applicable.

Exhibit No.	Description
2.1	Exchange Agreement (1)
10.1	Business Operations Agreement (1)
10.2	Share Pledge Agreement (1)
10.3	Power of Attorney (1)
10.4	Exclusive Business and Consulting Services Agreement (1)
10.5	Intellectual Properties Licensing Agreement (1)
10.6	Option Agreement (1)
10.7	Call Option Agreement between Lam Mei Ying, Ding Baofu, Ding Changming, Ding Baojian, Ding Fung Ying, Huang Xiu Yan, Ding Mei Chi and Chen Ke Qing.(1)
14*	Code of Ethics
21*	Subsidiaries of the Registrant

*   Filed herewith.
(1) Incorporated herein by reference to the Current Report on Form 8-K filed by ASWV on January 21, 2011.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

American Smooth Wave Ventures, Inc.

March 31, 2011	By:	/s/ Baofu Ding
(Date Signed)		Baofu Ding, Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Signature	Capacity	Date

	Chief Executive Officer and Chairperson	March 31, 2011
of the Board of Directors
/s/ Baofu Ding	(Principal Executive Officer)
Baofu Ding

	Chief Financial Officer (Principal	March 31, 2011
/s/ Wing Sang Lo	Financial and Accounting Officer)
Wing Sang Lo

/s/ Changming Ding	Director	March 31, 2011
Changming Ding

/s/ Baojian Ding	Director	March 31, 2011
Baojian Ding

Exhibit Index

Exhibit No.	Description
2.1	Exchange Agreement (1)
10.1	Business Operations Agreement (1)
10.2	Share Pledge Agreement (1)
10.3	Power of Attorney (1)
10.4	Exclusive Business and Consulting Services Agreement (1)
10.5	Intellectual Properties Licensing Agreement (1)
10.6	Option Agreement (1)
10.7	Call Option Agreement between Lam Mei Ying, Ding Baofu, Ding Changming, Ding Baojian, Ding Fung Ying, Huang Xiu Yan, Ding Mei Chi and Chen Ke Qing.(1)
14*	Code of Ethics
21*	Subsidiaries of the Registrant

*   Filed herewith.
(1) Incorporated herein by reference to the Current Report on Form 8-K filed by us on January 21, 2011.

AMERICAN SMOOTH WAVE VENTURES, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010,  2009 AND 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Ailibao International Investment Limited

We have audited the accompanying consolidated balance sheets of Ailibao International Investment Limited and its subsidiary and variable interest entity (collectively referred to as the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2010 and 2009 and the results of its operations and cash flows for each of the years in the three-year period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

/s/ Baker Tilly Hong Kong Limited

Baker Tilly Hong Kong Limited
Certified Public Accountants
Hong Kong SAR
Date: March 31, 2011

AILIBAO INTERNATIONAL INVESTMENT LIMITED
CONSOLIDATED BALANCE SHEETS

		As of December 31,
	Note	2010	2009
Assets
Current assets:
Cash and cash equivalents		$13,086,927	$627,964
Restricted cash	3	28,065	420,457
Accounts receivable		23,827,368	13,977,523
Inventories	5	2,244,519	3,765,055
Due from a related party	14	-	8,881,871
Other current assets	6	649,454	2,703,202
Total current assets		39,836,333	30,376,072

Non-current assets:
Property, plant and equipment, net	7	3,766,941	2,922,267
Construction in progress		-	180,794
Land use rights	8	1,340,740	1,325,829
Deferred tax assets	15	352,640	248,486
Deposit paid for acquisition of buildings		-	323,767
Total non-current assets		5,460,321	5,001,143
Total assets		$45,296,654	$35,377,215

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	9	$10,280,466	$8,234,560
Accrued expenses and other payables	10	2,458,130	1,653,883
Short term bank loans	11	1,759,765	1,684,760
Current tax payable		3,241,644	2,531,741
Dividend payable		-	15,382,587
Total current liabilities and total liabilities		17,740,005	29,487,531

Commitments and contingencies	12

Stockholders' equity:
Common stock; par value $1; 50,000 shares authorized; 1,000 shares issued and outstanding		1,000	1,000
Additional paid-in capital		1,307,484	1,307,484
Accumulated other comprehensive income		1,869,085	1,096,177
Statutory surplus reserve	16	654,242	654,242
Retained earnings		23,724,838	2,830,781
Total stockholders' equity		27,556,649	5,889,684
Total liabilities and stockholders' equity		$45,296,654	$35,377,215

See the accompanying notes to consolidated financial statements

 AILIBAO INTERNATIONAL INVESTMENT LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

		Years ended December 31,
	Note	2010	2009	2008

Revenue	17	$104,637,675	$81,513,360	$65,044,642
Cost of revenue		(72,021,816)	(55,721,656)	(45,439,400)
Gross profit		32,615,859	25,791,704	19,605,242

Operating expenses:
Selling and distribution expenses		(1,610,533)	(1,712,346)	(1,300,594)
General and administrative expenses		(2,980,673)	(2,474,134)	(1,894,158)

Total operating expenses		(4,591,206)	(4,186,480)	(3,194,752)

Income from operations		28,024,653	21,605,224	16,410,490

Interest and other income		13,900	6,709	10,662
Finance costs		(133,193)	(43,822)	(11,194)

Income before income taxes		27,905,360	21,568,111	16,409,958
Income taxes	15	(7,011,303)	(5,461,805)	(4,186,986)

Net income		20,894,057	16,106,306	12,222,972

Other comprehensive income:
Foreign currency translation gain		772,908	9,461	511,390

Total comprehensive income		$21,666,965	$16,115,767	$12,734,362

Basic and diluted earnings per share		$20,894	$16,106	$12,223

Weighted average number of shares outstanding, basic and diluted		1,000	1,000	1,000

See the accompanying notes to consolidated financial statements

AILIBAO INTERNATIONAL INVESTMENT LIMITED
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

				Accumulated
	Common Stock		Additional	other	Statutory		Total
	Number		paid-in	comprehensive	surplus	Retained	stockholders'
	of shares	Amount	capital	income*	reserve	earnings	equity

Balance, January 1, 2008	1,000	$1,000	$721,892	$575,326	$361,446	$2,489,088	$4,148,752

Total comprehensive income	-	-	-	511,390	-	12,222,972	12,734,362

Dividend declared	-	-	-	-	-	(12,312,202)	(12,312,202)

Balance, December 31, 2008	1,000	1,000	721,892	1,086,716	361,446	2,399,858	4,570,912

Capital contribution	-	-	585,592	-	-	-	585,592

Total comprehensive income	-	-	-	9,461	-	16,106,306	16,115,767

Dividend declared	-	-	-	-	-	(15,382,587)	(15,382,587)

Transfer to statutory
surplus reserve	-	-	-	-	292,796	(292,796)	-

Balance, December 31, 2009	1,000	1,000	1,307,484	1,096,177	654,242	2,830,781	5,889,684

Total comprehensive income	-	-	-	772,908	-	20,894,057	21,666,965

Balance, December 31, 2010	1,000	$1,000	$1,307,484	$1,869,085	$654,242	$23,724,838	$27,556,649

* Accumulated other comprehensive income represented exchange reserve arising from translation of foreign operations.

See the accompanying notes to consolidated financial statements

AILIBAO INTERNATIONAL INVESTMENT LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years ended December 31,
	2010	2009	2008

Cash flows from operating activities:
Net income	$20,894,057	$16,106,306	$12,222,972
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	322,113	320,782	310,088
Deferred income taxes	(92,825)	(98,902)	1,675
Receipts and payments through a related party	32,840,960	109,028	791,104
Changes in operating assets and liabilities:
Accounts receivable	(9,849,845)	(5,750,735)	(3,189,545)
Inventories	1,520,536	(760,653)	234,101
Other current assets	2,053,748	(790,489)	687,110
Due from related parties	(23,959,089)	(155,912)	(2,670,848)
Accounts and other payables	2,850,153	736,237	756,383
Current tax payable	709,903	652,968	(884,723)
Net cash provided by operating activities	27,289,711	10,368,630	8,258,317

Cash flows from investing activities:
Restricted bank deposits made	(28,065)	(420,457)	(497,618)
Release of restricted bank deposits	420,457	497,618	308,447
Purchases of property, plant and equipment	(690,000)	(60,935)	(175,452)
Deposit paid for acquisition of buildings	-	(323,767)	-
Net cash used in investing activities	(297,608)	(307,541)	(364,623)

Cash flows from financing activities:
Dividend paid	(15,510,426)	(12,297,422)	(7,772,356)
Proceeds from short term bank loans	3,899,764	1,464,899	-
Repayment of short term bank loans	(3,161,173)	-	-
Proceeds of contributions from stockholders	-	585,592	-
Net cash used in financing activities	(14,771,835)	(10,246,931)	(7,772,356)

Increase/(decrease) in cash and cash equivalents	12,220,268	(185,842)	121,338
Effect of foreign exchange rate changes on cash and cash equivalents	238,695	(2,794)	575,421
Cash and cash equivalents at beginning of year	627,964	816,600	119,841
Cash and cash equivalents at end of year	$13,086,927	$627,964	$816,600

Supplemental disclosures of cash flow information:
Cash paid for interest	$133,193	$43,822	$11,194
Cash paid for income taxes	$6,500,428	$4,907,261	$5,241,916
Non-cash transactions:
Dividend declared but unpaid	$-	$15,382,587	$12,312,202
Transfer of deposit paid for acquisition of buildings to property, plant and equipment	$323,767	$-	$-
See the accompanying notes to consolidated financial statements

AILIBAO INTERNATIONAL INVESTMENT LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.           Organization and summary of significant accounting policies

Organization and nature of operations:  Ailibao International Investment Limited and its subsidiaries (collectively referred to in these consolidated financial statements as “Company”, “we”, “our” and “us”) specializes in the manufacture and sales of sportswear. All our business operations are located in the People’s Republic of China (“PRC”).

Basis of presentation:  The consolidated financial statements include Ailibao International Investment Limited, its subsidiary and a variable interest entity (“VIE”) as listed below.

Name of subsidiary and VIE	Place of incorporation	Registered share capital	Percentage of holdings		Principal activities
			Direct	Indirect

Ailibao (Fujian) Marketing Management Company Limited	The PRC	Hong Kong Dollars 5,600,000	100%		Investment holding

Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd. (“Ailibao PRC”)	The PRC	Renminbi (“RMB”) 10,000,000		100%	Manufacture and sales of sportswear

All intercompany balances and transactions are eliminated upon consolidation.

On November 18, 2010, the Company entered into certain contractual arrangements, which obligates the Company to absorb a majority of the return or loss of Ailibao PRC. The Company accounts for Ailibao PRC as its variable interest entity under Accounting Standards Codification (“ASC”) 810, Consolidation of Variable Interest Entities – An Interpretation of ARB No. 51, because the equity investors in Ailibao PRC do not have the characteristics of a controlling financial interest and Ailibao (Fujian) Marketing Management Limited should be considered as the primary beneficiary of Ailibao PRC.  Accordingly, the Company consolidates Ailibao PRC’s results of operations, assets and liabilities.

The entering into of those exclusive agreements by Ailibao (Fujian) Marketing Management Limited, Ailibao PRC and their stockholders on November 18, 2010 has been accounted for as a recapitalization of Ailibao PRC with no adjustment to the historical basis of the assets and liabilities of Ailibao PRC and the operations were consolidated as though the transaction occurred as of the beginning of the first accounting period presented in these financial statements. For the purpose of presenting the financial statements on a consistent basis, the consolidated financial statements have been prepared as if the Company and Ailibao PRC had been in existence since establishment of the Company and throughout the whole periods covered by these financial statements.

Accounting period:  We follow a fiscal reporting calendar ending December 31 each year.

Use of estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  On an ongoing basis, we evaluate our estimates, including, but not limited to, those related to income taxes, litigation and settlement costs, the collectability of accounts receivable, the valuation of inventory on a lower of cost or market basis, expected future cash flows and useful lives of intangible assets and other long-lived assets.  We base our estimates on historical experience and on other assumptions that we believe are reasonable under the circumstances.  These estimates form the basis for making judgments about the carrying values of assets and liabilities when those values are not readily apparent from other sources.  Actual results may differ materially from our estimates.

1.           Organization and summary of significant accounting policies (Continued)

Fair value of financial instruments:  For certain of our financial instruments, including cash and cash equivalents, accounts receivable, other current assets, accounts payable and other current liabilities, the carrying amounts approximate their fair value due to the relatively short maturity of these items.

Cash and cash equivalents:  We consider all highly liquid debt instruments or deposits purchased with an original maturity of 90 days or less to be cash equivalents.

Accounts receivable:  We defer recognition of revenue and the related receivable when we cannot estimate whether collectability is reasonably assured at the time products are delivered to our customer.  We also provide allowances for doubtful debts.  In establishing the allowance for doubtful debts, we review the customers’ payment history and information regarding their credit worthiness.  In 2010 and 2009, we have not made provisions or written off doubtful debts.

Inventories:  Inventories are stated at the lower of weighted average cost or market.  We evaluate our ending inventories for excess quantities and obsolescence on a yearly basis.  This evaluation includes analysis value of historical and forecasted sales levels by product.  A provision is recorded for inventories on hand in excess of forecasted demand.  In addition, we write off inventories that are considered obsolete.  Obsolescence is determined from several factors, including competitiveness of product offerings, market conditions and product life cycles.  Increases to the allowance for excess and obsolete inventory are charged to cost of revenue.  At the point of the loss recognition, a new, lower of cost or market basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.  If this lower of cost or market inventory is subsequently sold, the related allowance is matched to the movement of related product inventory, resulting in lower costs and higher gross margins for those products.

Property, plant and equipment:  Property, plant and equipment are stated at cost.  Depreciation is computed using the straight-line method based on the useful lives of the assets.  Repairs and maintenance costs are expensed as incurred.

The estimated useful lives are as follows:

Buildings	20 years
Plant and machinery	10 years
Furniture and equipment	5-10 years

The gain or loss on disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets, if any, and is recognized in profit or loss.

Land use rights:  Land use rights are stated at cost less accumulated amortization and are amortized over lease terms from the date of acquisition (see note 8 below).

Revenue recognition:  We derive our revenue only from product sales.  We recognize revenue for product sales in accordance with ASC 605, Revenue Recognition (formerly Staff Accounting Bulletin, or SAB No. 104, Revenue Recognition), under which revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or service has been rendered, the fee is fixed or determinable and collectability is reasonably assured.

Revenue from product sales is generally recognized upon shipment. Net sales of products represent the invoiced value of goods, net of value added taxes (“VAT”). Ailibao PRC is subject to VAT which is levied on its products at the rate of 17% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by Ailibao PRC in addition to the invoiced value of purchases to the extent not refunded for export sales.

Advertising and promotion expenses:  Advertising and promotion costs are expensed as incurred. Total advertising and promotion expenses were $690,406, $932,931 and $791,169 for the years ended December 31, 2010, 2009 and 2008 respectively.

Foreign currency:  The reporting currency of the Company is the United States dollar (“$” or “US$”). Transactions denominated in currencies other than US$ are translated into US$ at the average rates for the period. Monetary assets and liabilities denominated in currencies other than US$ are translated into US$ at the rates of exchange ruling at the balance sheet date.  Equity denominated in currencies other than US$ are translated into US$ at the rates ruling at the date of transactions.  The resulting exchange differences are recorded in the other (expenses) income in the statement of operations and comprehensive income.

1.           Organization and summary of significant accounting policies (Continued)

The financial records of the Company’s operating subsidiary are maintained in their local currency, RMB, which is the functional currency. Assets and liabilities are translated at the exchange rates at the balance sheet date, equity accounts are translated at historical exchange rates, and income and expenses items are translated using the average rate for the period. The translation adjustments are recorded in accumulated other comprehensive income under stockholders’ equity.

RMB is not a fully convertible currency. All foreign exchange transactions involving RMB must take place either through the People’s Bank of China (“PBOC”) or other institutions authorized to buy and sell foreign monies. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC. Translation of amounts from RMB into US$ has been made at the following exchange rates:

	2010	2009	2008
Balance sheet	RMB6.7696 to US$1.00	RMB6.8259 to US$1.00	RMB6.8225 to US$1.00
Statement of operations and comprehensive income	RMB6.5918 to US$1.00	RMB6.8307 to US$1.00	RMB6.9477 to US$1.00

Concentration of credit risk:  Financial instruments which potentially subject us to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash and accounts receivable.  Our cash, cash equivalents and restricted cash are on deposit with major financial institutions.  Such deposits may be in excess of insured limits.  We believe that the financial institutions that hold our cash are financially sound and, accordingly, minimal credit risk exists with respect to these balances.  We have not experienced any investment losses due to institutional failure or bankruptcy.  We perform ongoing credit evaluations of our customers and generally do not require collateral for sales on credit.  We review our accounts receivable balances to determine if any receivables will potentially be uncollectible and include any amounts that are determined to be uncollectible in our allowance for doubtful debt account.

Income taxes:  Income taxes are accounted for under an asset and liability approach in accordance with ASC 740, Income Taxes (formerly SFAS No. 109, Accounting for Income Taxes).  Deferred income taxes reflect the net tax effects of any temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes, and any operating losses and tax credit carryforwards.  Deferred tax liabilities are recognized for future taxable amounts and deferred tax assets are recognized for future deductions, net of any valuation allowance, to reduce deferred tax assets to amounts that are considered more likely than not to be realized.

Under ASC 740, Income Taxes (formerly Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Tax ), the impact of an uncertain income tax position on the income tax return must be recognized as the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority.  An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.  Additionally, ASC 740 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The total amounts of unrecognized tax benefits as of December 31, 2010 and 2009 were $Nil.

Long-lived assets: We account for long-lived assets, in accordance with ASC 360, Property, plant and equipment.  Long-lived assets are evaluated for impairment whenever events or changes in circumstances, such as a change in technology, indicate that the carrying amount of an asset may not be recoverable.  An impairment loss would be recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposal is less than its carrying amount.

Segments:  The Company operates in two reportable segments.  Segment disclosures are presented in note 17 “Segment information”.

Comprehensive income: Comprehensive income consists of net income and other comprehensive (loss) income.  Other comprehensive (loss) income includes certain changes in equity that are excluded from results of operations.  Foreign currency translation adjustments are included in accumulated other comprehensive income in the accompanying consolidated balance sheets.

1.           Organization and summary of significant accounting policies (Continued)

Recent accounting pronouncements:  In September 2009, the Financial Accounting Standards Board (“FASB”) reached a consensus on Accounting Standards Update (“ASU”) or ASU 2009-13, Revenue Recognition (Topic 605) – Multiple-Deliverable Revenue Arrangements , or   ASU 2009-13 and ASU 2009-14,   Software (Topic 985) – Certain Revenue Arrangements That Include Software Elements , or   ASU 2009-14.  ASU 2009-13 modifies the requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered.  ASU 2009-13 eliminates the requirement that all undelivered elements must have either: i) vendor-specific objective evidence (“VSOE”) or ii) third-party evidence (“TPE”) before an entity can recognize the portion of an overall arrangement consideration that is attributable to items that already have been delivered.  In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements.  Overall arrangement consideration will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price.  The residual method of allocating arrangement consideration has been eliminated.  ASU 2009-14 modifies the software revenue recognition guidance to exclude from its scope tangible products that contain both software and non-software components that function together to deliver a product’s essential functionality.  These new updates are effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.  Early adoption is permitted.  We are currently evaluating the impact that the adoption of these ASUs will have on our consolidated financial statements.

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.  This ASU provides amendments that clarify existing disclosures on levels of disaggregation, inputs and valuation techniques to improve transparency in financial reporting.  ASU 2010-06 also requires new disclosures on transfers in and out of Level 1 and Level 2, and activity in Level 3 fair value measurements.  This amendment is effective for interim and annual reporting periods beginning after December 15, 2009 except for the disclosures about purchases, sales, issuance and settlements in the roll-forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years.  We are currently evaluating the impact that the adoption of this ASU will have on our consolidated financial statements.

In February 2010, the FASB issued ASU 2010-09, Subsequent Events (Topic 855) Amendments to Certain Recognition and Disclosure Requirements. ASU 2010-09 amends disclosure requirements within Subtopic 855-10. An entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated. This change alleviates potential conflicts between Subtopic 855-10 and the SEC's requirements. ASU 2010-09 is effective for interim and annual periods ending after June 15, 2010. The Company expects the adoption of ASU 2010-09 will not have a material impact on the Company’s results of operations or financial position.

In July 2010, the FASB issued ASU 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.  ASU 2010-20 improves the disclosures that an entity provides about the credit quality of its financing receivables and the related allowance for credit losses. As a result of these amendments, an entity is required to disaggregate by portfolio segment or class certain existing disclosures and provide certain new disclosures about its financing receivables and related allowance for credit losses. For public entities, the disclosures as of the end of a reporting period are effective for interim and annual reporting period ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. The Company expects the adoption of ASU 2010-20 will not have a material impact on the Company’s results of operations or financial position.

 In August 2010, the FASB issued ASU 2010-21, Accounting for Technical Amendments to Various SEC Rules and Schedules. Amendments to SEC Paragraphs Pursuant to Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules and Codification of Financial Reporting Policies. ASU 2010-21 amends various SEC paragraphs pursuant to the issuance of Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules and Codification of Financial Reporting Policies. The Company expects the adoption of ASU 2010-21 will not have a material impact on the Company’s results of operations or financial position.

 In August 2010, the FASB issued ASU 2010-22, Accounting for Various Topics-Technical Corrections to SEC paragraphs (SEC Update). ASU 2010-22 amends various SEC paragraphs based on external comments received and the issuance of Staff Accounting Bulletin (“SAB”) 112, which amends or rescinds portions of certain SAB topics. The Company expects the adoption of ASU 2010-22 will not have a material impact on the Company’s results of operations or financial position.

None of the above new pronouncements has current application to the Company, but may be applicable to the Company’s future financial reporting.

2.	Concentration of credit risk and major customers and suppliers

Financial instruments which potentially expose the Company to concentrations of credit risk consist of cash and accounts receivable as of December 31, 2010 and 2009. The Company performs ongoing evaluations of its cash position and credit evaluations to ensure collections and minimize losses.

As of December 31, 2010 and 2009, the Company’s bank deposits (including restricted cash) of $13,085,032 and $1,044,621, respectively, were all placed with banks in the PRC where there is currently no rule or regulation in place for obligatory insurance of bank accounts.

For the years ended December 31, 2010 and 2009, all of the Company’s sales arose in the PRC. In addition, all accounts receivable as of December 31, 2010 and 2009 also arose in the PRC.

Details of the customers accounting for 10% or more of the Company’s accounts receivable are as follows:

	As of December 31,
	2010		2009
Customer A	$3,393,880	14%	$1,718,516	12%
Customer B	3,310,937	14%	-	-
Customer C	-	-	1,488,201	11%
Customer D	2,264,163	10%	1,382,317	10%

Details of the customers accounting for 10% or more of the Company’s revenue are as follows:

	Years ended December 31,
	2010		2009		2008
Customer A	$14,019,763	14%	$-	-	$6,652,421	10%
Customer B	12,507,035	12%	-	-	-	-

During the years ended December 31, 2010, 2009 and 2008, the Company had no significant concentration of suppliers.

3.           Restricted cash

Restricted cash consists of the following:

	As of December 31,
	2010	2009

Restricted cash deposited with banks for
collateralized bank advances	$28,065	$420,457

4.           Fair values of assets and liabilities

ASC 820 Fair Value Measurements and Disclosures defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price).”  The standard establishes a consistent framework for measuring fair value and expands disclosure requirements about fair value measurements.  ASC 820, among other things, requires us to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair Value Hierarchy

ASC 820 discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow) and the cost approach (cost to replace the service capacity of an asset or replacement cost).  The statement utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.  The following is a brief description of those three levels:

Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 – Valuation is generated from model-based techniques that use significant assumptions not observable in the market.  These unobservable assumptions reflect our estimates of assumptions that market participants would use in pricing the asset or liability.  Valuation techniques include use of option pricing models, discounted cash flows models and similar techniques.

 The carrying values of cash and cash equivalents, restricted cash, accounts receivable, amount due from a related party other current assets, accounts and other payables, and short term bank loans approximate their fair values due to the short maturities of these instruments.

5.           Inventories

Inventories consist of the following:
	As of December 31,
	2010	2009

Raw materials	$855,908	$824,242
Work-in-process	607,058	379,705
Finished goods	781,553	2,561,108
	$2,244,519	$3,765,055

6.           Other current assets

Other current assets consist of the following:
	As of December 31,
	2010	2009

Advances to suppliers	$634,741	$2,694,009
Other current assets	14,713	9,193
	$649,454	$2,703,202

7.           Property, plant and equipment

Property, plant and equipment consist of the following:
	As of December 31,
	2010	2009

Buildings	$4,076,156	$2,947,797
Plant and machinery	1,252,027	1,209,087
Furniture and equipment	348,588	319,785

	5,676,771	4,476,669
Accumulated depreciation	(1,909,830)	(1,554,402)

	$3,766,941	$2,922,267

Depreciation expenses for the years ended December 31, 2010, 2009 and 2008 were $290,782, $289,731 and $279,560 respectively.

8.           Land use rights

The following is a summary of land use rights:

	As of December 31,
	2010	2009

Land use rights	$1,554,416	$1,554,416
Less: accumulated amortization	(213,676)	(228,587)
	$1,340,740	$1,325,829

Amortization expenses for the years ended December 31, 2010, 2009 and 2008 were $31,331, $31,051 and $30,528 respectively.

The estimated amortization expenses for the years ending December 31, 2011, 2012, 2013, 2014, 2015 and thereafter are as follows:-

Year ending December 31,
2011	$31,073
2012	31,073
2013	31,073
2014	31,073
2015 and thereafter	1,216,448
$1,340,740

9.           Accounts payable

	As of December 31,
	2010	2009

Accounts payable	$10,224,336	$7,393,645
Bills payable	56,130	840,915
	$10,280,466	$8,234,560

Bills payable represented commercial notes issued to suppliers for settlements.  The amounts are interest-free, secured by the restricted cash (see note 3) and repayable within one year.

10.         Accrued expenses and other payables

Accrued expenses and other payables consist of the following:

	As of December 31,
	2010	2009

Accrued salaries and staff welfare	$1,714,215	$696,515
Value added tax payable	656,663	450,145
Other accrued liabilities	87,252	507,223
	$2,458,130	$1,653,883

11.         Short term bank loans and banking facilities

Short term bank loans

Short term bank loans consist of the following:
	As of December 31,
	2010	2009

Trade finance loans bearing interest at the PRC prime rate, payable to Industrial and Commercial Bank of China Limited (“ICBC”), secured by corporate guarantee from an unrelated third party	$227,556	$-

7.965% loan payable to Quanzhou City Commercial Bank, maturing on May 17, 2011, with interest due on month end and principal due at date of maturity, secured by corporate guarantee from an unrelated third party	1,532,209	219,751

6.903% loan payable to ICBC, matured on April 1, 2010, with interest due on month end and principal due at date of maturity, secured by corporate guarantee from an unrelated third party	-	1,465,009

	$1,759,765	$1,684,760

Banking facilities

As of December 31, 2010 and 2009, the Company had general banking facilities for bank loans and bills payable. The general banking facilities utilized by the Company are denominated in RMB and amounted to RMB11,970,000 and RMB17,240,000 as of December 31, 2010 and 2009, respectively.

The average bank loans were $1,706,147, $952,311 and $212,746 for the years ended December 31, 2010, 2009 and 2008, respectively and the weighted average interest rates are 7.73%, 7.30% and 8.28%, respectively.

11.         Short term bank loans and banking facilities (Continued)

The Company’s general banking facilities are detailed as follows:

	As of December 31,						Terms of banking facilities as of December 31,
	2010	2009	2010	2009	2010	2009	Interest rates		Repayment terms
	Available	Available	Utilized	Utilized	Unutilized	Unutilized	2010	2009	2010	2009

Bills payable	$1,213,631	$1,172,007	$56,130	$840,915	$1,157,501	$331,092	Nil	Nil	Repayable in full within six months

Bank loans	1,759,765	1,684,760	1,759,765	1,684,760	-	-	7.97%	7.97%	Repayable in full within one year

	$2,973,396	$2,856,767	$1,815,895	$2,525,675	$1,157,501	$331,092

The above banking facilities were secured by the restricted cash of the Company and corporate guarantees executed by independent third parties.

12.         Commitments and contingencies

Commitments

As of December 31, 2010, we had no capital commitments.

As of December 31, 2009, we had capital commitments with respect to construction of a warehouse, which are due as follows:

2011	$484,000

Contingencies

As of December 31, 2009, Ailibao PRC provided corporate guarantees to independent third parties for banking facilities to the extent of $1,523,000. On November 2, 2010, the corporate guarantees were released and the Company did not suffer any loss.

13.        Defined contribution retirement plans

As stipulated by the regulations of the PRC government, companies operating in the PRC have defined contribution retirement plans for their employees. The PRC government is responsible for the pension liability to these retired employees. The Company was required to make specified contributions to the state-sponsored retirement plan based on the basic salary cost of their staff. Each of the employees of the PRC subsidiaries is also required to contribute certain percentage of his/her basic salary.

Contributions to defined contribution retirement plan for the years ended December 31, 2010, 2009 and 2008 were $743,360, $582,380 and $411,437, respectively. These contributions are recorded with the associated compensation as components of cost of revenue, selling and distribution expenses, and general and administrative expenses based upon the responsibilities of the related employee.

14.         Related party balance

	As of December 31,
	2010	2009

Due from a related party
Ding Changming, director	$-	$8,881,871

The amount due was interest free, unsecured, and had no fixed terms of repayment.

15.         Income taxes

On March 16, 2007, the National People’s Congress of the PRC determined to adopt the New China Income Tax (“CIT”) Law. The New CIT Law unifies the application scope, tax rate, tax deduction and preferential policy for both domestic and foreign enterprises.  The New CIT Law became effective on January 1, 2008. According to the New CIT Law, the applicable income tax rate for the Company’s PRC subsidiaries for 2010, 2009 and 2008 is 25%.

The Company is incorporated in the British Virgin Islands and income earned is not subject to income tax.

The income tax expense (benefit) is summarized as follows:

	Years ended December 31,
	2010	2009	2008

Current – the PRC	$7,639,693	$5,560,707	$4,185,311
Deferred – the PRC	(628,390)	(98,902)	1,675
	$7,011,303	$5,461,805	$4,186,986

The tax effects of significant items comprising our deferred tax assets are as follows:

	As of December 31,
	2010	2009

Deferred tax assets:
Allowance and other provisions	$315,758	$206,060
Depreciation	36,882	42,426
	$352,640	$248,486

ASC 740, Income Taxes, requires that the tax benefit of temporary differences and credit carryforwards be recorded as an asset to the extent that we assess that realization is “more likely than not.”  Deferred income taxes result principally from differences in the recognition of certain assets and liabilities for tax and financial reporting purposes.

15.         Income taxes (Continued)

The effective tax rate of our provision for income taxes differs from the CIT rate as follows:

	Years ended December 31,
	2010	2009	2008

Income before income taxes	$27,905,360	$21,568,111	$16,409,958

Computed at CIT rate of 25%	$6,976,340	$5,392,028	$4,102,490
Expenses not deductible for tax purposes	22,300	58,784	70,767
Other	12,663	10,993	13,729
Income taxes	$7,011,303	$5,461,805	$4,186,986

16.         Statutory surplus reserve

In accordance with the PRC Companies Law, Ailibao PRC is required to transfer 10% of its profit after tax, as determined in accordance with accounting standards and regulations of the PRC, to the statutory surplus reserve.  The statutory surplus reserve is non-distributable.

17.         Segment information

The Company follows FASB ASC 280 – Segment Reporting, which requires the Company to disclose segment data based on how management makes decision about allocating resources to segments and evaluating their performance.  The Company operates in two reportable segments: manufacture and sales of shoes and (“Shoes”) and sales of apparel (“Apparel”).    The Company evaluates segment performance based on income from operations.  All inter-company transactions between segments have been eliminated.  As a result, the components of operating income for one segment may not be comparable to another segment.  The following is a summary of the Company’s segment information.

Segment revenue and results

The following is an analysis of the Company’s revenue and results from operations by reportable segment.

	Segment revenue			Segment profit
	Years ended December 31,			Years ended December 31,
	2010	2009	2008	2010	2009	2008

Shoes	$83,417,508	$63,115,968	$51,928,633	$26,287,161	$19,843,722	$15,511,518
Apparel	21,220,167	18,397,392	13,116,009	6,328,698	5,947,982	4,093,724

Total for operations	$104,637,675	$81,513,360	$65,044,642	32,615,859	25,791,704	19,605,242

Interest income				12,334	33,216	34,186
Operating and other expenses				(4,589,640)	(4,212,987)	(3,218,276)
Finance costs				(133,193)	(43,822)	(11,194)

Income before income taxes				27,905,360	21,568,111	16,409,958
Income taxes				(7,011,303)	(5,461,805)	(4,186,986)

Net income				$20,894,057	$16,106,306	$12,222,972

Revenue reported above represents revenue generated from external customers.  There were no inter-segment sales during the years ended December 31, 2010, 2009 and 2008.

17.         Segment information (Continued)

Segment assets and liabilities

	As of December 31,
	2010	2009

Segment assets
Shoes	$24,027,666	$18,698,852
Apparel	4,022,013	3,791,754

Total segment assets	28,049,679	22,490,606
Unallocated	17,246,975	12,886,609

Consolidated assets	$45,296,654	$35,377,215

Segment liabilities
Shoes	$9,923,335	$7,985,441
Apparel	357,890	249,118

Total segment liabilities	10,281,225	8,234,559
Unallocated	7,458,780	21,252,972

Consolidated liabilities	$17,740,005	$29,487,531

For the purposes of monitoring segment performance and allocating resources between segments:

-  all assets are allocated to reportable segments other than deferred tax assets; and
-	all liabilities are allocated to reportable segments other than “other payables”. Liabilities for which reportable segments are jointly liable are allocated in proportion to segment assets.

Other segment information

	Depreciation and amortization			Additions to long-lived assets
	Years ended December 31,			Years ended December 31,
	2010	2009	2008	2010	2009	2008

Shoes	$113,926	$112,907	$105,714	$690,000	$60,935	$175,452
Unallocated	208,187	207,875	204,374	-	-	-

Total	$322,113	$320,782	$310,088	$690,000	$60,935	$175,452

18.         Subsequent events

We have evaluated subsequent events that have occured through the issuance date of this financial statements in accordance with ASC 855-10.

On January 21, 2011, the Company executed a stock exchange agreement with American Smooth Wave Ventures, Inc. (“ASWV”). Pursuant to the stock exchange agreement, ASWV issued 317,409,000 shares of its common stock to stockholders of the Company and 6,826,000 shares of its common stock to an introducing party, in exchange for all outstanding shares of the Company, making the Company a wholly-owned subsidiary of ASWV.

The above stock exchange transaction resulted in the stockholders of the Company obtaining a majority voting interest in ASWV. Generally accepted accounting principles in the United States of America require that the company whose stockholders retain the majority interest in a combined business be treated as the acquirer for accounting purposes. Consequently, the stock exchange transaction has been accounted for as a recapitalization of ASWV as the Company acquired a controlling equity interest in ASWV as of January 21, 2011. The reverse acquisition process utilizes the capital structure of ASWV and the assets and liabilities of the Company are recorded at historical cost.